UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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PQ GROUP HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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STRATEGY IN ACTION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

2021

PROXY STATEMENT

PQ Corporation

Valleybrooke Corporate Center 300 Lindenwood Drive Malvern, Pennsylvania 19355-1740
April 1, 2021
Dear Stockholder:
We cordially invite you to attend our 2021 Annual Meeting of Stockholders on Thursday, April 29, 2021, at 9:00 a.m. (Eastern Time), to be conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/PQG2021.
The proxy statement accompanying this letter describes the business we will consider at the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting online, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
We hope that you will be able to join us on April 29th.
Sincerely,

Belgacem Chariag
Chairman, President and Chief Executive Officer
2021 PROXY STATEMENT

Valleybrooke Corporate Center 300 Lindenwood Drive Malvern, Pennsylvania 19355-1740
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of PQ Group Holdings Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/PQG2021 on Thursday, April 29, 2021, at 9 a.m. (Eastern Time) for the following purposes as further described in the proxy statement accompanying this notice:
•	To elect the four Class I director nominees specifically named in the proxy statement, each to serve for a term of three years.
•	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”).
•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.
•	To consider any other business properly brought before the Annual Meeting.
Stockholders of record at the close of business on March 8, 2021 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
In light of the continued public health and travel safety concerns related to the coronavirus (COVID-19) pandemic, the Company has determined to again hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting http://www.virtualshareholdermeeting.com/PQG2021. To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 9 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
By Order of the Board of Directors,

Joseph S. Koscinski
Secretary
Malvern, Pennsylvania
April 1, 2021
2021 PROXY STATEMENT

2021 PROXY STATEMENT

2021 PROXY STATEMENT

PQ GROUP HOLDINGS INC.
PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
April 29, 2021
9 a.m. (Eastern Time)
INTRODUCTION
This Proxy Statement provides information for stockholders of PQ Group Holdings Inc. (“we,” “us,” “our,” “PQ” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for use at the Company’s annual meeting of stockholders to be held as a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/PQG2021 on Thursday, April 29, 2021 at 9 a.m. (Eastern Time), and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.	To elect the four Class I director nominees specifically named in this Proxy Statement, each to serve for a term of three years (Proposal 1).
2.	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”) (Proposal 2).
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 (Proposal 3).
4.	To consider any other business properly brought before the Annual Meeting.
This Proxy Statement, the proxy card and the Annual Report to stockholders for the fiscal year ended December 31, 2020 are being first mailed to stockholders on or about April 1, 2021.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON APRIL 29, 2021: THIS PROXY STATEMENT, THE ANNUAL
REPORT AND THE FORM 10-K FOR FISCAL 2020 ARE AVAILABLE AT WWW.PROXYVOTE.COM.
2021 PROXY STATEMENT	1

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Although we encourage you to read this Proxy Statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will be a virtual meeting conducted exclusively via live webcast at http://www.virtualshareholdermeeting.com/PQG2021 on April 29, 2021 at 9 a.m. (Eastern Time). Stockholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described herein.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•	the election of the four Class I director nominees specifically named in this Proxy Statement, each to serve for a term of three years;
•	an advisory vote on the say-on-pay proposal; and
•	the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.
We will also consider other business properly brought before the Annual Meeting.
Can I attend the Annual Meeting?
In light of the ongoing public health and travel safety concerns related to the coronavirus (COVID-19) pandemic, the Company has determined to again hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.
To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 9 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting http://www.virtualshareholdermeeting.com/PQG2021. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
What shares can I vote?
You may vote all shares of Common Stock that you owned as of the close of business on the record date, March 8, 2021. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank, or other nominee. The proxy card will indicate the number of shares that you are entitled to vote.
2	2021 PROXY STATEMENT

As of March 8, 2021, there were 136,935,636 shares of Common Stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at Valleybrooke Corporate Center, 300 Lindenwood Drive, Malvern, Pennsylvania 19355 for a period of at least ten days prior to the Annual Meeting. A list of stockholders will also be available electronically on the virtual meeting website during the meeting.
What is the difference between being a stockholder of record and a beneficial owner of shares held in street name?
Many of our stockholders hold their shares through brokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner of shares held in street name.
Stockholder of record: If your shares are registered directly in your name with PQ’s transfer agent, American Stock Transfer and Trust Company, LLC, you are the stockholder of record with respect to those shares and the proxy materials were sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card and to vote at the Annual Meeting.
Beneficial owner of shares held in street name: If your shares are held in a brokerage account or by a bank or other nominee, then you are the “beneficial owner of shares held in street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As a beneficial owner, you have the right to instruct the broker, bank or other nominee holding your shares how to vote your shares.
How do I vote?
There are four ways to vote:
•
By attending the Annual Meeting Online. During the Annual Meeting, you may vote online by following the instructions at http://www.virtualshareholdermeeting.com/PQG2021. Have your proxy card or voting instruction form available when you access the virtual meeting webpage.

•
Online. You may vote by proxy by visiting www.proxyvote.com and entering the control number found on your proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•
Phone. You may vote by proxy by calling the toll free number found on your proxy card. The availability of phone voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•	Mail. You may vote by proxy by filling out your proxy card and returning it in the envelope provided.
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the Annual Meeting online, we encourage you to vote your shares in advance to ensure that your vote will be represented at the Annual Meeting.
Can I change my vote or revoke my proxy?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.
•
By Attending the Annual Meeting Online. You may revoke your proxy and change your vote by attending the Annual Meeting online and voting electronically during the meeting. However, your attendance online at the Annual Meeting will not automatically revoke your proxy unless you properly vote electronically during the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to PQ’s Secretary at 300 Lindenwood Drive, Malvern, Pennsylvania 19355.

•	Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•	Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
2021 PROXY STATEMENT	3

•
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Annual Meeting will be counted.

What happens if I do not instruct how my shares should be voted?
Stockholders of record. If you are a stockholder of record and you:
•	indicate when voting online or by phone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card without giving specific instructions, then the persons named as proxy holders, Joseph S. Koscinski and William J. Sichko, Jr., will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, then the broker, bank or other nominee that holds your shares may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.
What are routine and non-routine proposals?
The following proposal is considered a routine matter:
•	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021 (Proposal 3).
A broker, bank or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.
The following proposals are considered non-routine matters:
•	Election of directors (Proposal 1); and
•	Advisory vote on the say-on-pay proposal (Proposal 2).
If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 2.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, online or by proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.
What vote is required to approve each proposal?
Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.
Proposal 2: Advisory vote on the say-on-pay proposal. Generally, approval of any matter presented to stockholders (other than the election of directors) requires the affirmative vote of a majority of the votes cast on the matter. However, because this proposal asks for a non-binding, advisory vote, there is no “required” vote that would constitute approval.
Proposal 3: Ratification of PwC. The affirmative vote of a majority of the votes cast is required to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021.
4	2021 PROXY STATEMENT

What effect will broker non-votes and abstentions have?
Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of Proposals 1, 2 and 3.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the proxy card and the Annual Report, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our Common Stock, please call us at
(610) 651-4216 or send an email to PQGIR@pqcorp.com.
2021 PROXY STATEMENT	5

BOARD OF DIRECTORS
PROPOSAL 1
ELECTION OF DIRECTORS
PQ has a classified Board currently consisting four directors with terms expiring in 2021 (Class I), four directors with terms expiring in 2022 (Class II) and three directors with terms expiring in 2023 (Class III). At each annual meeting of stockholders, directors in one class are elected for a full term of three years to succeed those directors whose terms are expiring. Belgacem Chariag, Greg Brenneman, Johnny Ginns and Kyle Vann are the Class I directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to re-elect, Messrs. Chariag, Brenneman, Ginns and Vann for three-year terms expiring at our 2024 annual meeting of stockholders. If elected, the nominees will each hold office until our 2024 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the above nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a director.
All of our nominees have served previously on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.
The Board recommends a vote FOR the election of each of the director nominees.
The following table sets forth the name, age and class, as of March 1, 2021, of individuals who currently serve as directors on our Board.
Name	Age	Position	Class
Belgacem Chariag	58	Chairman, President and CEO	Class I
Greg Brenneman	59	Director	Class I
Jonny Ginns	47	Director	Class I
Kyle Vann	73	Director	Class I
Robert Coxon	73	Director	Class II
Mark McFadden	43	Director	Class II
Susan F. Ward	60	Director	Class II
Christopher Behrens	60	Director	Class II
Martin Craighead	61	Director	Class III
Andrew Currie	65	Director	Class III
Timothy Walsh	57	Lead Independent Director	Class III
6	2021 PROXY STATEMENT

Class I – Directors with Terms Expiring in 2021

BELGACEM CHARIAG Age: 58 Chairman, President and Chief Executive Officer
Belgacem Chariag became a director and our President and Chief Executive Officer in August 2018 and became our Chairman in December 2019. He most recently served as Chief Global Operations Officer at Baker Hughes, a GE Company, where he headed the operations of the global entity after Baker Hughes’ merger with GE Oil & Gas, until January 2018. Prior to that, Mr. Chariag served as President, Global Operations as well as President, Global Products and Services for Baker Hughes. He also previously served as President of Baker Hughes Eastern Hemisphere Operations. Prior to joining Baker Hughes in 2009, and for 20 years, Mr. Chariag held a variety of leadership and management roles for Schlumberger, including serving as Vice President of Health, Safety, Environment, and Security. Mr. Chariag was elected to serve as a member of the Board due to his extensive management and leadership experience.

GREG BRENNEMAN Age: 59 Independent Director
Greg Brenneman has served on our Board since 2014. Mr. Brenneman is the Executive Chairman of CCMP Capital Advisors LP (“CCMP”) and is a member of the firm’s Investment Committee. Prior to joining CCMP in October 2008, Mr. Brenneman served as the Chief Executive Officer of QCE Holdings LLC (“Quiznos”), a U.S. quick service restaurant chain, from January 2007 until September 2008 and as the President of Quiznos from January 2007 until November 2007. He also served as the Executive Chairman from 2008 to 2009. Prior to joining Quiznos, Mr. Brenneman was the Chairman and Chief Executive Officer of Burger King Corporation from 2004 to 2006. Prior to joining Burger King, Mr. Brenneman was named the President and Chief Executive Officer of PwC Consulting in June 2002. Mr. Brenneman joined Continental Airlines in 1995 as the President and Chief Operating Officer and as a member of its board of directors. In 1994, Mr. Brenneman founded Turnworks, Inc., his personal investment firm that focuses on corporate turnarounds. Prior to founding Turnworks, Mr. Brenneman was a Vice President for Bain and Company. Mr. Brenneman currently serves on the boards of directors of The Home Depot, Inc. and Baker Hughes, a GE Company. Mr. Brenneman previously served on the boards of directors of Milacron Holdings Corp. from 2012 until 2017. Because of his leadership experience, over 20 years of business experience and extensive experience serving as a public company director, we believe Mr. Brenneman is well qualified to serve on our Board.

JONNY GINNS Age: 47 Independent Director
Jonny Ginns has served on our Board since 2010. Mr. Ginns joined INEOS in 2006 as the Group General Counsel, having worked as an external lawyer for a number of years before that. He has experience across a wide range of fields, including mergers & acquisitions, disposals, joint ventures, litigation, finance and employee benefits, and acts as a director for a number of INEOS entities. Because of his significant core business skills, including financial and strategic planning, we believe Mr. Ginns is well qualified to serve on our Board.

2021 PROXY STATEMENT	7

KYLE VANN Age: 73 Independent Director
Kyle Vann has served on our Board since 2014. Mr. Vann has provided consulting services to Entergy Corporation since 2005. He served for 25 years in various senior leadership positions at Koch Industries, including as the Chief Executive Officer of Entergy-Koch LP, a joint venture between Koch Industries and Entergy Corporation. Before joining Koch Industries, Mr. Vann worked at Humble Oil and Refining Company (which later became part of Exxon) as a refinery engineer. Mr. Vann currently serves on the board of directors of EnLink Midstream, LLC. From 2006 to 2019, he served on the boards of EnLink Midstream Partners LP. and Legacy Reserves LP. Because of his extensive experience in exploration and production, midstream, energy services and trading, we believe Mr. Vann is well qualified to serve on our Board.

Class II – Directors with Terms Expiring in 2022

ROBERT COXON Age: 73 Independent Director
Robert Coxon has served on our Board since 2007. Mr. Coxon was previously a Senior Advisor to The Carlyle Group, assisting buyout teams in Europe, the United States, the Middle East and Asia until 2013. In that role, he advised Carlyle in making and managing investments in the chemicals sector and was based in London. Prior to joining Carlyle, Mr. Coxon was the Senior Vice President of ICI and the Chief Executive Officer of Synetix, a leading global catalyst company. From 2003 until 2017, Mr. Coxon served as the Chairman of the UK Center for Process Innovation, an international research center in printable electronics, bio-processing and low carbon energy. Because of his extensive experience in the chemicals sector, we believe Mr. Coxon is well qualified to serve on our Board.

MARK MCFADDEN Age: 43 Independent Director
Mark McFadden has served on our Board since 2016. Mr. McFadden is a Managing Director of CCMP and member of its Investment Committee. At CCMP, Mr. McFadden focuses on making investments in the industrial sector. Prior to joining CCMP upon its formation in August 2006, Mr. McFadden was with J.P. Morgan Partners, LLC between 2002 and 2006. Prior to that, Mr. McFadden was an investment banking analyst at Credit Suisse First Boston and Bowles Hollowell Conner. From 2012 until 2018, Mr. McFadden served on the board of Milacron Holdings Corp. Because of his extensive experience in the industrial sector and his significant experience in, and knowledge of, corporate finance and strategic development, we believe Mr. McFadden is well qualified to serve on our Board.

8	2021 PROXY STATEMENT

SUSAN F. WARD Age: 60 Independent Director
Susan F. Ward has served on our Board since 2020. A respected accounting professional, Ms. Ward spent 27 years serving in a variety of roles at United Parcel Service, Inc., most recently as its Chief Accounting Officer from 2015 until her retirement in 2019. Prior to her tenure at UPS, Ms. Ward spent 10 years at Ernst & Young in Assurance Services. Ms. Ward has served on the board of Saia, Inc. since 2019 and currently serves as the chairperson of its Audit Committee. She was elected to serve as a member of the Company’s Board of Directors as a result of her years of experience as a senior financial executive of a multi-national business, as well as her public accounting experience.

CHRISTOPHER BEHRENS Age: 60 Independent Director
Christopher Behrens has served on our Board since 2019. Mr. Behrens is a Senior Advisor at CCMP and from August 2006 until December 2019 he was a Managing Director and member of the firm’s Investment Committee. Mr. Behrens has extensive experience investing in a number of industries, including the energy, industrial and distribution sectors. Prior to joining CCMP upon its formation in August 2006, Mr. Behrens was with J.P. Morgan Partners, LLC and its predecessors from 1988 until 2006. Prior to that, he was in the Investment Banking group of The Chase Manhattan Corporation. Mr. Behrens previously served as a member of the board of directors of Chaparral Energy, Inc. from 2010 until 2017 and as a member of our Board from 2014 until 2017. Because of his past service on our Board and his extensive experience in the energy, industrial and distribution sectors, we believe Mr. Behrens is well qualified to serve on our Board.

2021 PROXY STATEMENT	9

Class III – Directors with Terms Expiring in 2023

MARTIN CRAIGHEAD Age: 61 Independent Director
Martin Craighead has served on our Board since 2017. Mr. Craighead served as the Chief Executive Officer of Baker Hughes Incorporated, a supplier of oilfield services, from 2012 to 2017. He has also served as Chairman of the board of directors of Baker Hughes Incorporated from 2013 to 2017 and was a member of their board of directors from 2011 until 2017. From 2017 until May 2019, Mr. Craighead served on the board of Baker Hughes, a GE company, following the combination of Baker Hughes with GE’s oil and gas business. Mr. Craighead currently serves on the boards of directors of Texas Instruments Inc., where he is a member of its Compensation Committee, and Emerson Electric Company, where he is a member of its Compensation and Corporate Governance and Nominating Committees. He first joined Baker Hughes Incorporated in 1986 and was its Chief Operating Officer from 2009 to 2012 and Group President of drilling and evaluation from 2007 to 2009. He also served as President of INTEQ from 2005 to 2007 and President of Baker Atlas from February 2005 to August 2005. Because of his industry expertise in the energy sector and extensive management experience, we believe Mr. Craighead is well qualified to serve on our Board.

ANDREW CURRIE Age: 65 Independent Director
Andrew Currie has served on our Board since 2008. Mr. Currie has been a director of INEOS Group, an affiliate of INEOS Limited (“INEOS”), since 1999, a partner of INEOS since 2000 and a director of INEOS AG since March 2010 when the ownership of the INEOS business was transferred to Switzerland. He was previously a Managing Director of Laporte Performance Chemicals, having served as a director of the Inspec Group from 1994 until the Laporte acquisition of Inspec in 1998. Mr. Currie spent the first 15 years of his career with BP Chemicals in various technical and business management functions. Because of his experience in the chemicals sector and his significant core business skills, including financial and strategic planning, we believe Mr. Currie is well qualified to serve on our Board.

TIMOTHY WALSH Age: 57 Lead Independent Director
Timothy Walsh has served on our Board since 2014. Mr. Walsh is the President and Chief Executive Officer of CCMP and is a member of the firm’s Investment Committee. Mr. Walsh focuses on making investments in the industrial sector. Prior to joining CCMP upon its formation in August 2006, Mr. Walsh was with J.P. Morgan Partners, LLC and its predecessors from 1993 until 2006. Prior to that, Mr. Walsh worked on various industry-focused client teams within The Chase Manhattan Corporation. Mr. Walsh previously served on the boards of directors of Milacron Holdings Corp. from 2012 until 2019 and Generac Holdings Inc. from 2006 until 2016. Because of his knowledge of the industrial sector and his extensive experience in business and finance, we believe Mr. Walsh is well qualified to serve on our Board.

10	2021 PROXY STATEMENT

DIRECTOR COMPENSATION
Director Compensation
In accordance with our non-employee director compensation policy, which has been in place since the time of our initial public offering, each of our non-employee directors who is not an employee of CCMP or INEOS is compensated as follows:
•	Each eligible non-employee director receives an annual cash retainer of $50,000.
•	The chairperson of the audit committee receives an additional annual cash retainer of $20,000.
•	The chairperson of each other committee, to the extent eligible for compensation under the policy, receives an additional annual cash retainer of $15,000.
•
Each eligible non-employee director receives an annual equity grant in the form of restricted stock units with a grant date fair value of $200,000. The terms of each such award are set forth in an award agreement between each director and us, which generally provides for vesting after one year of continued service as a director or upon an earlier occurrence of a change in control.

All cash and equity awards granted under the non-employee director compensation policy are granted under, and subject to the limits of, the PQ Group Holdings Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”). Annual retainers are paid quarterly in arrears.
In 2020 we did not pay any additional remuneration for director service to any of our directors who were either our officers or who were employees of CCMP or INEOS. However, all directors were reimbursed for reasonable travel and lodging expenses incurred to attend meetings of our Board or committees thereof.
On January 20, 2020, the Company granted to each of Messrs. Coxon, Craighead and Vann, 12,008 restricted stock units. Each award vests subject to the continued service of the director through January 20, 2021 (or upon an earlier occurrence of a change in control). On June 15, 2020, the Company granted to Ms. Ward 14,533 restricted stock units. The award vests subject to the continued service of Ms. Ward through June 15, 2021 (or upon an earlier occurrence of a change in control).
Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines applicable to our executive officers and our non-employee directors, each of our non-employee directors is expected to have ownership of Company stock in an amount equal to at least $625,000. Non-employee directors subject to the guidelines have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares they acquire upon the vesting or exercise of equity-based awards (on an after-tax basis). Non-employee directors who do not receive compensation for their service on the Board are not subject to these guidelines.
2021 PROXY STATEMENT	11

The following table summarizes the ownership of our Common Stock as of December 31, 2020 by our directors who are subject to our stock ownership guidelines:
Name	Ownership Requirement	Ownership(1)
Robert Coxon	$625,000	2.08x
Martin S. Craighead	$625,000	1.40x
Kyle Vann	$625,000	2.63x
Susan F. Ward(2)	$625,000	0.30x
(1)
In accordance with our stock ownership guidelines, ownership amounts have been determined based on a share price of $12.72, which is the average closing price of our Common Stock on the New York Stock Exchange over the 90-day trading period prior to December 31, 2020.

(2)	Ms. Ward joined our Board on June 1, 2020.
Director Compensation Table
The following table sets forth certain information with respect to cash compensation and stock awards granted to our non-employee directors in 2020. Directors who are employees of CCMP or INEOS do not receive compensation. Mr. Chariag did not receive compensation in respect of his service on our Board. The compensation that he received in his capacity as an executive officer of the Company is reported in the Summary Compensation Table below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Christopher Behrens	—	—	—	—	—
Greg Brenneman	—	—	—	—	—
Robert Coxon	65,000	199,993	—	—	264,993
Martin S. Craighead	50,000	199,993	—	—	249,993
Andy Currie	—	—	—	—	—
Jonny Ginns	—	—	—	—	—
Mark McFadden	—	—	—	—	—
Kimberly Ross(4)	29,167	199,993(4)	—	—	229,160(4)
Kyle Vann	50,000	199,993	—	—	249,993
Susan F. Ward(5)	40,833	183,334	—	—	224,167
Timothy Walsh	—	—	—	—	—
(1)
Mr. Coxon and Ms. Ross received an additional annual retainer for their services as committee chairs. Mr. Coxon served as the chair of the Health, Safety and Environment Committee, and Ms. Ross served as chair of the Audit Committee until her resignation from the Board effective on May 31, 2020.

(2)
As required by SEC rules, amounts shown present the aggregate grant date fair value of restricted stock unit awards granted to our non-employee directors during 2020, calculated in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2020.

(3)
As of December 31, 2020, Mr. Coxon held 25,476 outstanding unvested restricted shares subject to performance vesting; and the following directors held outstanding unvested restricted stock units: Mr. Coxon, 12,008, Mr. Craighead, 12,008, Mr. Vann, 12,008 and Ms. Ward, 14,533. The Board declared a special cash dividend on December 14, 2020. Pursuant to Section 4.5 of the 2017 Plan, the Board is authorized to make an equitable adjustment to the terms of any outstanding equity awards which might be impacted by changes in the Company’s capital structure, including payment of an extraordinary dividend. In connection with the special dividend, the Board determined to pay a dividend equivalent equal to the special cash dividend to holders of outstanding equity awards as the underlying shares subject of those awards vest. To the extent those dividend equivalent payments are paid to directors, they will be reported as cash compensation in the year they are received.

(4)	Ms. Ross resigned from the Board effective on May 31, 2020 and as a result of such resignation, the restricted stock unit award the Company made to Ms. Ross was in January 2020 forfeited.
(5)	Ms. Ward joined our Board on June 1, 2020.
12	2021 PROXY STATEMENT

CORPORATE GOVERNANCE
Board Meetings and Executive Sessions
Our Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its stockholders. During 2020, our Board substantially increased the number of meetings it held in order to provide effective oversight during the rapidly evolving COVID-19 pandemic. As such, the Board held 11 meetings and also approved certain actions by unanimous written consent. During 2020, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served. We encourage, but do not require, our directors to attend annual meetings of stockholders.
Periodically throughout the year, the non-employee and independent directors meet in executive session without members of management present. These meetings allow such directors to discuss issues of importance to the Company, including the business and affairs of the Company and matters concerning management, without any member of management present. The Board has selected Timothy Walsh as Lead Independent Director to preside at all meetings of non-employee and independent directors.
Committees and Committee Composition
During fiscal 2020, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Health, Safety and Environment Committee. The members of each committee are appointed by the Board and serve until their successor is elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The table below provides information about the membership of these committees during fiscal 2020:
Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety and Environment
Susan Ward(1)	*
Kimberly Ross(1)	*
Jonny Ginns				X
Timothy Walsh		*
Andrew Currie		X	X
Greg Brenneman			*
Martin Craighead			X	X
Kyle Vann	X	X
Robert Coxon	X			*
Number of meetings during fiscal 2020	5	4	1	2
*	Committee Chairperson
(1)	Ms. Ross served as the chairperson of the Audit Committee until her resignation effective May 31, 2020. As of June 1, 2020, Ms. Ward joined the Audit Committee as chairperson.
2021 PROXY STATEMENT	13

Audit Committee — The Audit Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at www.pqcorp.com under “Corporate Governance.” The Audit Committee’s primary duties and responsibilities are to:
•
appoint or replace, compensate and oversee the outside auditors, who will report directly to the Audit Committee, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•
pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions that are approved by the Audit Committee prior to the completion of the audit;

•
review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements; and

•
discuss with management and the outside auditors any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles, any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.

The Audit Committee currently consists of Susan Ward, Robert Coxon and Kyle Vann, with Ms. Ward serving as chairperson of the committee. Our Board has determined that Ms. Ward and Messrs. Coxon and Vann each meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the governance and listing standards of the New York Stock Exchange. All of the members of the Audit Committee are financially literate and Ms. Ward is also considered an “audit committee financial expert” within the meaning of the applicable rules of the Securities and Exchange Commission.
Compensation Committee — The purpose of the Compensation Committee is to assist the Board in fulfilling its responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the administration of our benefits and equity-based compensation programs. The Compensation Committee reviews and recommends to our Board compensation plans, policies and programs and approves specific compensation levels for all executive officers. The Compensation Committee currently consists of Timothy Walsh, Andrew Currie and Kyle Vann, with Mr. Walsh serving as the chairperson of the committee. Our Board has determined that each member of the Compensation Committee meets the independence requirements under the governance and listing standards of the New York Stock Exchange. The Compensation Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at www.pqcorp.com under “Corporate Governance.”
Nominating and Corporate Governance Committee — The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board, recommend to the Board director nominees for the next annual meeting of stockholders, develop and recommend to the Board a set of corporate governance principles applicable to the Company, oversee the evaluation of the Board and its dealings with management as well as appropriate committees of the Board and review and approve all related party transactions. The Nominating and Corporate Governance Committee currently consists of Greg Brenneman, Andrew Currie and Martin Craighead, with Mr. Brenneman serving as the chairperson of the committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the governance and listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at www.pqcorp.com under “Corporate Governance.”
Health, Safety and Environment Committee — The purpose of the Health, Safety and Environment Committee is to assist the Board in fulfilling its responsibilities to provide global oversight of the Company’s health, safety, environment, sustainability and security policies, processes and initiatives. The Health, Safety and Environment Committee currently consists of Robert Coxon, Jonny Ginns and Martin Craighead, with Mr. Coxon serving as chairperson of the committee. The Health, Safety and
14	2021 PROXY STATEMENT

Environment Committee’s purpose, roles and responsibilities are set forth in a written charter adopted by our Board, which can be found in the Investors section of our website at www.pqcorp.com under “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. Mr. Walsh is employed by CCMP and Mr. Currie is employed by INEOS. For additional information regarding transactions between CCMP and its affiliates and us and between INEOS and its affiliates and us, see “Transactions with Related Persons.”
Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to PQ. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to PQ. The Board believes that evaluating the executive team’s management of the various risks confronting PQ is one of its most important areas of oversight.
In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and long-term plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures, senior management succession planning and enterprise risk management. The Audit Committee oversees the Company’s internal audit function and reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, and regulatory compliance. The Audit Committee also oversees and reviews with management the Company’s cybersecurity policies, procedures and programs, including hardware and software improvements, to mitigate the risk of cyber-related threats. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.
Policy Against Hedging of Stock
Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.
Board Independence
Our Corporate Governance Guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the New York Stock Exchange and Securities and Exchange Commission rules. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange. Our Board evaluates any relationships between each director or nominee and PQ and makes an affirmative determination whether or not such director or nominee is independent. As a result of this review, our Board has affirmatively determined that each current member of our Board, with the exception of Mr. Chariag, our Chairman, President and Chief Executive Officer, is independent under the corporate governance listing standards of the New York Stock Exchange.
2021 PROXY STATEMENT	15

Diversity and Board Expertise
We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, character and expertise, particularly in the areas of leadership, operations, risk management, accounting and finance, strategic planning and the industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests.
Board and Committee Annual Performance Reviews
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. In addition, the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.
Director Nominations
Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee
Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee may receive suggestions for new directors from a number of sources, including Board members and our President and Chief Executive Officer, and may also, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The Corporate Governance Guidelines provide that each director should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stakeholders. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained in this Proxy Statement.
Procedures for Recommendation of Director Nominees by Stockholders
The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with our Bylaws. Any stockholder may submit in writing a candidate for consideration for each stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no later than the close of business on the tenth day following the day on which the date of the annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.2 of our Bylaws. Recommendations should be sent to c/o Secretary, PQ Group Holdings Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The Nominating and Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
16	2021 PROXY STATEMENT

Board Leadership Structure
Under our Corporate Governance Guidelines, our Board may select a Chairperson at any time, who may also be an executive officer of the Company. Mr. Chariag was elected as our Board Chairman in December 2019. The Board believes that combining the Chairperson and Chief Executive Officer positions is currently the most effective leadership structure for PQ. As Chief Executive Officer, Mr. Chariag is intimately involved in the day-to-day operations of our Company and is best positioned to lead the Board in setting the strategic focus and direction for our Company. The Board has also named Timothy Walsh as Lead Independent Director. In this role, Mr. Walsh has the power to call meetings of the independent directors and to preside over such meetings. The Board believes that the combination of the Chairman and Chief Executive Officer roles as part of a governance structure that includes a Lead Independent Director, as well as the exercise of key Board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our stockholders.
Classified Board Structure
Since our initial public offering, we have maintained a classified board structure in which directors are divided into three classes and one class is elected each year to serve a three-year term. The Board believes that this classified board structure promotes continuity and stability of strategy, encourages a long-term perspective by Company management, because a majority of directors will always have experience as directors of the Company, and facilitates the ability of the Board to focus on creating long-term stockholder value.
Succession Planning
The Chief Executive Officer reviews succession planning and management development with the Board and the Nominating and Corporate Governance Committee on an annual basis. This succession planning includes the development of policies and principles for selection of the Chief Executive Officer, including succession in the event of an emergency or retirement.
Majority Voting Guidelines
Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Board shall determine whether or not to accept such resignation within a period of 120 days following the stockholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and the reasons for doing so.
Policies Relating to Directors and Service
It is our policy that a director, other than the Chief Executive Officer, who is also an employee of the Company, shall offer his or her resignation from the Board to the Nominating and Corporate Governance Committee at the same time he or she retires or resigns from employment with the Company. In addition, it is our policy that directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should provide notice to the Nominating and Corporate Governance Committee or the Board and offer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but it is our policy that there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.
The Board also believes that each director should advise the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve as a member on another board of directors. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Nominating and Corporate Governance Committee shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
2021 PROXY STATEMENT	17

Pursuant to our Audit Committee charter and the New York Stock Exchange listing rules, members may serve on no more than three separate public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.
Communications with Directors
Stockholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Secretary, PQ Group Holdings Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.
Code of Conduct
We have adopted a written Code of Conduct applicable to all employees and a written Code of Ethics for Senior Executive and Financial Officers, which are designed to ensure that our business is conducted with integrity. These codes cover, among other things, professional conduct, conflicts of interest, accurate recordkeeping and reporting, public communications and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We intend to disclose any future amendments to, or waivers from, these codes of ethics for PQ executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission.
Online Availability of Information
The current versions of our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Executive and Financial Officers and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Health, Safety and Environment Committee are available by clicking on “Corporate Governance” in the Investors section of our website, www.pqcorp.com. These materials are also available in print free of charge to stockholders, upon written request to c/o Secretary, PQ Group Holdings Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355.
18	2021 PROXY STATEMENT

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position, as of March 1, 2021, of our current executive officers.
Name	Age	Position
Belgacem Chariag	58	Chairman, President and Chief Executive Officer
Michael Crews(1)	54	Executive Vice President and Chief Financial Officer
Albert F. Beninati Jr.	56	Vice President and President — Performance Chemicals
Ray Kolberg(2)	59	Vice President and President — Catalysts
Kurt Bitting	45	Vice President and President — Refining Services
Joseph S. Koscinski	55	Vice President, Secretary and General Counsel
William J. Sichko, Jr.	67	Vice President, Chief Administrative Officer
Thomas Schneberger(3)	49	Vice President — Strategy and Business Development
Elaine T. Simpson(4)	63	Vice President — Health, Safety, Environment and Sustainability
(1)	Mr. Crews will retire from the Company effective September 30, 2021.
(2)	Mr. Kolberg became our Vice President — Technology and Business Development on March 15, 2021.
(3)	Mr. Schneberger became our Vice President and President — Catalysts on March 15, 2021.
(4)	Ms. Simpson was named our Vice President — Health, Safety, Environment and Sustainability as of March 5, 2021.
Biographical information concerning Belgacem Chariag, our Chairman, President and Chief Executive Officer, is set forth above under “Board of Directors.”
Michael Crews became our Executive Vice President and Chief Financial Officer in August 2015. From 2008 to 2015, Mr. Crews was Executive Vice President and Chief Financial Officer at Peabody Energy Corporation. From 1998 to 2008, Mr. Crews held various management positions at Peabody Energy Corporation, including Vice President—Operations Planning, Assistant Treasurer and Director—Financial and Capital Planning. Mr. Crews began his career in KPMG’s audit function.
Albert F. Beninati Jr. became our Vice President and President—Performance Chemicals in December 2019. He most recently served as Business Segment President for W.R. Grace & Co.’s Specialty Catalyst business from 2016 to 2019 and also served as W.R. Grace’s President—Catalyst Technologies from 2014 until 2016. Prior to joining W.R. Grace in 2014, Mr. Beninati served as Vice President, Municipal Water Treatment at Univar, a leading distributor of chemicals, and also had a 22-year career in a variety of positions with Nalco Chemical Company, a global supplier of water, energy, and air improvement solutions. Mr. Beninati began his career in the military, serving five years as an officer in the U.S. Army.
Ray Kolberg became our Vice President—Strategy and Business development on March 15, 2021. From March 2019 to March 14, 2021, Mr. Kolberg served as our Vice President and President—Catalysts, and prior to that served as the President of our Catalysts group beginning in January 2016. From February 2012 through December 2015, Mr. Kolberg was Senior Vice President of Formulated Products for Momentive Performance Materials.
Kurt Bitting became Vice President and President—Refining Services in March 2019. From September 2017 until February 2019, Mr. Bitting served as PQ’s Vice President—Refining Services and between May 2016, when he joined PQ as a result of the business combination with Eco Services, and August 2017, he was Business Director in the Refining Services business. Prior to joining PQ, Mr. Bitting held management positions at Kinder Morgan, Inc., Sprint Corporation, Solvay USA Inc. and Eco Services Operations LLC. Mr. Bitting began his career in the U.S. Army where he served as a Company Commander in the 10th Mountain Division.
2021 PROXY STATEMENT	19

Joseph S. Koscinski became our Vice President, Secretary and General Counsel in November 2015. From August 1995 to October 2015, Mr. Koscinski was an attorney in the Business Services Group of Babst, Calland, Clements and Zomnir, P.C., a law firm in Pittsburgh, Pennsylvania, where he was named a shareholder in 2003 and where his corporate practice included mergers and acquisitions, real estate matters and commercial contracts. While in private practice, Mr. Koscinski served as outside corporate counsel to PQ Corporation since 2005.
William J. Sichko, Jr. became our Vice President, Chief Administrative Officer in 2005. Mr. Sichko served as our Secretary from 2005 to November 2015, and is currently an Assistant Secretary. From 1998 through 2005, Mr. Sichko was Chief Administrative Officer with Peak Investments, LLC. From 1991 through 1998, he held management positions with Harris Chemical Group and IMC Global following IMC Global’s acquisition of Harris Chemical, including serving as Senior Vice President of Human Resources from 1996 to 1998. From 1987 to 1991, Mr. Sichko was a manager with General Chemical.
Thomas Schneberger became our Vice President and President—Catalysts on March 15, 2021. From December 2019 until March 14, 2021, Mr. Schneberger served as PQ’s Vice President—Strategy and Business Development. Prior to joining PQ, Mr. Schneberger was the Chief Growth Officer of Livent Corporation, a leading supplier of lithium products and technologies. From 2007 to 2019, Mr. Schneberger held various management positions at FMC Corporation in its specialty chemicals business units, including serving as Chief Operating Officer of FMC Lithium.
Elaine T. Simpson became our Vice President—Health, Safety, Environment and Sustainability effective March 5, 2021. Prior to that time and beginning in 2002, Ms. Simpson held a variety of positions within the Company, including Vice President—Environment and Sustainability and Vice President—Health, Safety and Environment. From 1979 to 2001, she served in a variety of management and health, safety and environment roles with Mead Paper, Tremco Incorporated and BP Oil Company, Inc.
20	2021 PROXY STATEMENT

STOCKHOLDER INFORMATION
STOCK OWNERSHIP
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 8, 2021 by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;
•	each of our named executive officers, directors and director nominees; and
•	all of our directors, director nominees and executive officers as a group.
The percentage ownership information shown in the table below is based upon 136,935,636 shares of Common Stock outstanding as of March 8, 2021.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Common Stock. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of Common Stock deemed outstanding includes shares issuable upon the exercise of options held by the respective person or group which may be exercised within 60 days after March 8, 2021. Such shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o PQ Group Holdings Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.
Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding Common Stock:
CCMP Capital Investors III, L.P. and related investment funds(1)	61,962,767	45.25%
INEOS Limited(2)	32,909,062	24.03%
Directors and named executive officers:
Belgacem Chariag(3)	415,599	*
Greg Brenneman(4)	—	—
Timothy Walsh(4)	—	—
Mark McFadden(4)	—	—
Christopher Behrens(4)	—	—
Robert Coxon(5)	127,623	*
Andrew Currie(6)	—	—
Jonny Ginns	23,811	*
Kyle Vann(7)	129,020	*
Martin Craighead	68,942	*
Susan F. Ward	—	—
2021 PROXY STATEMENT	21

Name	Number of Shares	Percentage
Michael Crews(8)	397,890	*
Scott Randolph(9)	410,032	*
Ray Kolberg	121,552	*
Albert F. Beninati, Jr.	7,518	*
Joseph S. Koscinski(10)	226,309	*
All executive officers and directors as a group (19 persons)(11)	4,422,810	3.23%
*	Indicates less than 1%
(1)
Includes 29,370,897 shares of our Common Stock held by CCMP Capital Investors III, L.P. (“CCMP Capital Investors”), 2,977,037 shares of our Common Stock held by CCMP Capital Investors III (Employee), L.P. (“CCMP Employee”), 8,954,565 shares of our Common Stock held by CCMP Capital Investors III (AV-7), L.P. (“CCMP AV-7”), 506,610 shares of our Common Stock held by CCMP Capital Investors III (AV-8), L.P. (“CCMP AV-8”), 10,127,880 shares of our Common Stock held by CCMP Capital Investors III (AV-9), L.P. (“CCMP AV-9”), 663,600 shares of our Common Stock held by CCMP Capital Investors III (AV-10), L.P. (“CCMP AV-10” and, together with CCMP Capital Investors, CCMP Employee, CCMP AV-7, CCMP AV-8 and CCMP AV-9, the “CCMP Capital Funds”) and 9,362,178 shares of our Common Stock held by Quartz Co-Invest, L.P. (“Quartz” and, together with the CCMP Capital Funds, the “CCMP Investors”). The general partner of the CCMP Capital Funds is CCMP Capital Associates III, L.P. (“CCMP Capital Associates”). The general partner of CCMP Capital Associates is CCMP Capital Associates III GP, LLC (“CCMP Capital Associates GP”). The general partner of Quartz is CCMP Co-Invest III A GP, LLC (“CCMP Co-Invest GP”). CCMP Capital Associates GP and CCMP Co-Invest GP are each wholly owned by CCMP Capital, LP. The general partner of CCMP Capital, LP is CCMP Capital GP, LLC (“CCMP Capital GP”). CCMP Capital GP ultimately exercises voting and investment power over the shares of our Common Stock held by the CCMP Investors. As a result, CCMP Capital GP may be deemed to share beneficial ownership with respect to the shares of our Common Stock held by the CCMP Investors. The investment committee of CCMP Capital GP with respect to the shares of our Common Stock consists of Greg Brenneman, Timothy Walsh, Mark McFadden, Joseph Scharfenberger and Richard Zannino. Messrs. Brenneman, Walsh and McFadden each serve as a director of the Company. Each of the CCMP entities has an address of c/o CCMP Capital Advisors, LP, 277 Park Avenue, New York, New York 10172.

(2)
The shareholders of INEOS Limited are James A. Ratcliffe, John Reece and Andrew Currie. Mr. Ratcliffe, as the majority owner of INEOS Limited, has the power to control the voting and disposition of the shares of our Common Stock held by INEOS Limited. The address of INEOS Limited is c/o IQEQ Victoria Road, Douglas IM2 4DF Isle of Man.

(3)	Includes 241,316 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(4)
Does not include shares of our Common Stock held by the CCMP Investors. The address of each of Messrs. Brenneman, McFadden, Behrens and Walsh is c/o CCMP Capital Advisors, LP, 277 Park Avenue, New York, New York 10172.

(5)	Includes 25,476 shares of our restricted Common Stock subject to vesting conditions.
(6)	Does not include shares of our Common Stock held by INEOS Limited.
(7)	Includes 30,472 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(8)
Includes 187,574 shares of our Common Stock that can be acquired upon the exercise of outstanding options, 12,945 shares of our restricted Common Stock subject to vesting conditions held by Mr. Crews, and 28,005 shares of our Common Stock held by a revocable trust for which Mr. Crews is the grantor.

(9)
Mr. Randolph formerly served as Vice President and President—Performance Materials. His employment with the Company terminated on December 14, 2020, which was the date that the Company completed its divestiture of its Performance Materials segment to an affiliate of The Jordan Company, L.P. Includes 208,080 shares of our Common Stock that can be acquired upon the exercise of outstanding options, 30,334 shares of our Common Stock held by a revocable trust for which Mr. Randolph is the grantor, and 30,334 shares of our Common Stock held by an investment corporation controlled by Mr. Randolph.

(10)	Includes 75,623 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(11)	Includes 752,307 shares of our Common Stock that can be acquired upon the exercise of outstanding options and 150,800 shares of our restricted Common Stock subject to vesting conditions.
22	2021 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS
Amended and Restated Stockholders Agreement
In May 2016 we entered into an amended and restated stockholders agreement with certain of our stockholders, including investment funds affiliated with CCMP, INEOS, our directors and officers who hold shares of our Common Stock and certain other investors. In connection with our initial public offering, the stockholders agreement was further amended and restated.
The stockholders agreement, as amended and restated, provides affiliates of CCMP with certain demand registration rights, including shelf registration rights, in respect of shares of our Common Stock held by them and also provides that, in the event that we register additional shares of our Common Stock for sale to the public, we will be required to give notice of such registration to such affiliates of CCMP and certain other stockholders, and, subject to certain limitations, include shares of our Common Stock held by them in such registration. In addition, we will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares described above and to indemnify such stockholders and certain other persons against certain liabilities that may arise under the Securities Act in connection with any such offering and sale of our shares.
Transactions with Affiliates of INEOS
As described in Note 26 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2020, we entered into certain product purchase and sale transactions with affiliates of INEOS during fiscal year 2020. We had sales of $12,672,000 to companies affiliated with INEOS during the fiscal year ended December 31, 2020 and purchases of raw materials of $1,222,000 during the fiscal year ended December 31, 2020. In October 2019, our subsidiary PQ Corporation and an affiliate of INEOS also entered into a Supply and Distribution Agreement pursuant to which we, on an arms-length basis, purchase and distribute certain INEOS catalyst products over a five-year period. All of such transactions with the affiliates of INEOS were approved by our Nominating and Corporate Governance Committee pursuant to the policies and procedures described below.
Policies and Procedures for Related Party Transactions
Our Board has adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, the Nominating and Corporate Governance Committee is responsible for reviewing and approving related party transactions. The policy applies to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved will, or may be expected to, exceed $120,000 with respect to any fiscal year, and where we (or one of our subsidiaries) are a participant and in which a related party has or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the Nominating and Corporate Governance Committee will consider the nature of the related party’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related party; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Nominating and Corporate Governance Committee may deem relevant.
2021 PROXY STATEMENT	23

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section set forth below with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by the Compensation Committee of our Board
Timothy Walsh, Chair
Andrew Currie
Kyle Vann
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the Summary Compensation Table and the factors relevant to an analysis of our executive compensation policies and decisions. For the year ended December 31, 2020, our named executive officers included our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers. Mr. Randolph is also included as a named executive officer for the year ended December 31, 2020 as required by SEC rules. He was not serving in that capacity on the last day of our fiscal year, December 31, 2020.
Executive	Title
Belgacem Chariag	Chairman, President and Chief Executive Officer
Michael Crews	Executive Vice President and Chief Financial Officer
Ray Kolberg(1)	Vice President — Technology and Business Development
Joseph S. Koscinski	Vice President, Secretary and General Counsel
Albert F. Beninati, Jr.	Vice President and President — Performance Chemicals
Scott Randolph(2)	Vice President and President — Performance Materials
(1)	Mr. Kolberg served as Vice President and President – Catalysts until March 15, 2021.
(2)
Mr. Randolph formerly served as Vice President and President—Performance Materials. His employment with the Company terminated on December 14, 2020, which was the date that the Company completed the divestiture of its Performance Materials segment to an affiliate of The Jordan Company, L.P.

Executive Summary
2020 Compensation Decisions
In 2019, the Compensation Committee determined to make certain changes to the base salaries of most of our named executive officers, effective beginning in 2020. The decision to do so was based on market data, the performance of the incumbents, and the fact that base salary had not been adjusted for these named executive officers since 2017 (and for Messrs. Chariag and Kolberg since their dates of hire, 2018 and 2016, respectively). These changes are detailed, below.
No changes were made in 2020 to the percentage of base pay which constitutes the target annual incentive for each of our named executive officers.
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The Compensation Committee determined to make adjustments to the performance metrics in our annual incentive plan (the “PQIP”) for 2020, relative to 2019. The changes included increasing the weight of the EBITDA metric from 50 percent to 60 percent of the total target award, and increasing the weight of the safety metric from 15 percent to 20 percent of the total target award. The 2020 PQIP metrics are discussed in more detail, below.
Finally, the Compensation Committee decided that the 2020 performance stock unit (“PSU”) grant should include a metric related to total shareholder return (“TSR”). The performance metrics in the 2020 PSU grant are also discussed below.
After the 2020 performance metrics were set for the PQIP and PSU grants, the worldwide economy began to experience the effect of the COVID-19 pandemic. Throughout 2020, the Compensation Committee paid close attention to the impact of the virus, both in terms of the health and safety of our worldwide workforce, and its effect on the Company’s financial performance.
The Compensation Committee closely monitored the Company’s financial performance against the performance metrics in both the 2020 PQIP, and the 2019 and 2020 PSU grants. Throughout 2020, the Compensation Committee also tracked our compensation peer group, to determine whether changes to incentive plan goals were occurring in light of the economic fallout of the pandemic.
Although our Adjusted EBITDA results fell short of threshold in the 2020 PQIP, the Compensation Committee ultimately decided that adjustment of the 2020 PQIP Adjusted EBITDA performance metrics was not in the best interests of our shareholders.
The Compensation Committee will continue to track the economic impact of COVID-19 in 2021, and may adjust performance goals in the future, if it deems appropriate.
Corporate Governance and Best Practices
What We Do
Pay for performance
Consistent with our goal of creating a performance-oriented environment, a substantial portion of executive pay is based on the achievement of specific strategic and financial goals or the performance of our Common Stock. Our “pay for performance” culture was further strengthened with the introduction of TSR as a metric in the 2020 PSU grant and the continued use of TSR in the 2021 grant.

Equity vesting on account of a change in control
No automatic vesting of equity occurs in the event of a change in control. There is no “single trigger” vesting on a change in control; i.e., vesting whether or not the holder of non-vested equity loses his or her job. Moreover, if there is a change in control and an equity holder loses his or her job, there is no vesting of non-vested equity.

Stock ownership guidelines
Our Chief Executive Officer must hold shares of our Common Stock having a value of at least 5X base salary, and the other named executive officers must hold shares of our Common Stock having a value of at least 3X base salary. Our named executive officers have five years to comply with our stock ownership guidelines and are required to retain at least 50% of the after-tax shares received from equity awards until the required ownership levels are achieved.

Clawback
Our named executive officers, in certain circumstances, would be required to return the value of equity awards if our financial statements are restated as a result of their wrongdoing. Additionally, our named executive officers would be required to return any gain received in connection with the exercise, vesting, payment or other realization of income related to an equity award in the event of a breach of any non-solicitation, non-interference or confidentiality obligations or violation of our Code of Conduct.

Independent Compensation Consultant	The Compensation Committee retains an independent compensation consultant that provides no other services to the Company.

2021 PROXY STATEMENT	25

What We Don’t Do
No rich supplemental retirement plan benefits are offered	We provide a modest supplemental retirement opportunity tied to the statutory caps in our 401(k) plan.
No change in control excise tax gross ups	In accordance with good governance best practices, we provide no change in control excise tax gross-ups.
No short-term trading, short sales, hedging or pledging
As part of our policy on insider trading and communications with the public, all of our employees, including our named executive officers, as well as our directors and consultants, are prohibited from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

No annual incentives for named executive officers absent performance	Minimum hurdles must be satisfied before our named executive officers can earn any annual incentive compensation.
Say on Pay Advisory Vote
The Compensation Committee takes seriously the ability of stockholders to weigh in on our compensation decisions through an annual “say on pay” advisory vote. At the April 30, 2020 Annual Meeting of Stockholders, stockholders approved, on an advisory basis, the compensation paid by us to our named executive officers. Approval was secured by 99 percent of the votes cast.
This year, we are again asking stockholders to consider our executive compensation program and provide us with a favorable advisory vote on the compensation for our named executive officers.
Executive Compensation Program Philosophy and Overview
Our executive compensation philosophy is to provide compensation that:
•	Aligns the interests of our named executive officers with our stockholders’ interests by rewarding performance that is tied to creating shareholder value; and
•	Provides an amount and mix of total compensation for each of our named executive officers that we believe is competitive.
We seek to implement our pay philosophy by providing a total compensation package that includes three main components: base salary, annual performance-based bonus and long-term equity-based awards. The Compensation Committee takes into account individual performance and competitive market practice in determining the compensation package for each named executive officer. A compensation peer group has been formed with the assistance of our independent compensation consultant, and this peer group is referenced in the discussion below. We utilized the peer group as a tool in making compensation decisions for 2020, and we expect to continue to utilize one when making compensation decisions going forward. The Compensation Committee periodically reviews the composition of the peer group, and makes changes, as appropriate. As discussed in more detail below, changes were made to the peer group for the 2020 fiscal year.
Base salary has been set with a view toward attracting and retaining executive officer talent.
Our annual incentive plan (the “PQIP”) is a broad-based plan under which annual performance-based cash opportunities are awarded to our named executive officers and other employees, and which, for 2020, paid based on the achievement of annual adjusted EBITDA, adjusted free cash flow, and safety goals.
26	2021 PROXY STATEMENT

Our long-term equity-based awards currently consists of restricted stock units that are subject to time vesting conditions (“RSUs”), and PSUs. The PSUs granted in 2020 were tied to both goals related to return on average net tangible assets (“ROANTA”) and on relative TSR performance against companies in the Russell 2000 Index. One-half of the PSUs granted were based on goals related to TSR over a three- year performance period and one-half of the PSUs granted were based on goals related to ROANTA over the three-year performance period. Each of these elements of compensation is discussed in more detail below.
We believe that our executive compensation program is strongly aligned with the interests of our stockholders:
•
By providing a substantial portion of our named executive officers’ total compensation package in the form of equity- based awards, we have emphasized variable pay over fixed pay, strengthening the alignment between our named executive officers and our shareholders by creating an incentive to build shareholder value over the long-term.

•	Our PSUs are earned based on the achievement of performance goals designed to directly focus our named executive officers on the achievement of share value creation.
•
Our annual performance-based bonus is contingent upon the achievement of financial performance and qualitative goals. The amount of bonus compensation ultimately received varies with our annual financial performance, thereby providing an additional incentive to maximize shareholder value.

We will continue to promote share ownership and a strong pay-for-performance culture. We believe that this philosophy has been successful in motivating, retaining and incentivizing our named executive officers and providing value to our stockholders.
Compensation Decision Making Process
Role of the Compensation Committee and Management
Our executive compensation program is determined and approved by the Compensation Committee. During 2020, the Compensation Committee was responsible for the oversight, implementation and administration of all our executive compensation plans and programs. None of the named executive officers had any role in approving the compensation of the other named executive officers. However, the Compensation Committee does consider the recommendations of our Chairman, President and Chief Executive Officer in setting compensation levels for our named executive officers other than himself. The Compensation Committee solely determined the compensation of our Chairman, President and Chief Executive Officer.
On an annual basis, the Compensation Committee reviews compensation for our named executive officers in conjunction with performance evaluations, salary increase recommendations, determination of bonus payouts and deliberations regarding long-term incentive grants. The Compensation Committee has conducted and plans to continue to conduct annual reviews of our executive compensation program to ensure its continued alignment with our compensation philosophy. The Compensation Committee will continue to make decisions taking into account good governance practices regarding compensation, including reliance on market data for the chemical and specialty chemical industries and the other considerations described in this Compensation Discussion and Analysis.
Compensation Consultant; Review of Relevant Compensation Data
The Compensation Committee engaged WealthPoint, LLC (“WealthPoint”) as the independent advisor to the Compensation Committee in 2020. WealthPoint reviewed the Company’s overall executive compensation program in comparison to comparably-sized public companies in industries similar to the Company’s. In addition, WealthPoint advised the Compensation Committee on the appropriate mix of compensation components for compensating our executive officers, and advised the Compensation Committee on matters relating to of our executive officers’ performance-based compensation,
2021 PROXY STATEMENT	27

including the introduction of TSR as a PSU metric in 2020. WealthPoint did not provide any other services to the Company or our management or have any other direct or indirect business relationships with the Company or our management. The Compensation Committee has assessed the independence of WealthPoint and concluded that its work for the Compensation Committee in 2020 did not raise any conflicts of interest.
Compensation Peer Group Data and Pay Mix
The Compensation Committee has identified a peer group of companies to be used for purposes of assessing market levels of compensation. For 2020, with the assistance of WealthPoint, the Compensation Committee reviewed the compensation peer group used to consider 2019 compensation to determine its continued appropriateness. Three members of the 2019 peer group, Innophos Holdings, Inc., Minerals Technologies, Inc., and A. Schulman, Inc. had been acquired, and were no longer available to be used as peers. Three companies were added to the peer group, including Balchem Corporation, Ferro Corporation and Ingevity Corporation. The companies below were selected as the peer group because they are in the chemical and specialty chemical space and generally have revenues ranging from approximately 50% to 200% of the Company’s revenues.
Albermarle Corporation	GCP Applied Technologies, Inc.	Quaker Chemical Corporation
Avient Corporation	H.B. Fuller Company	Sensient Technologies Corporation
Balchem Corporation	Ingevity Corporation	Stepan Company
Cabot Corporation	Innospec, Inc.	W.R. Grace & Co.
Element Solutions, Inc.	International Flavors & Fragrances, Inc	Westlake Chemical Corporation
Ferro Corporation	Kraton Corporation
FMC Corporation	Minerals Technologies, Inc.
In 2020, the Compensation Committee reviewed competitive compensation practices, including peer group compensation data and a variety of other factors, to confirm that the structure of our cash compensation and equity-based awards was consistent with our compensation philosophy and market practice. As a result of that review in 2020, the Compensation Committee determined to structure the long term incentive grant to include both a financial and TSR vesting component for the PSUs, as well as the mix of PSUs and RSUs. In addition, the Compensation Committee used the peer group data provided by WealthPoint in order to determine the appropriate mix between cash compensation and equity-based awards.
Elements of Compensation in 2020
For 2020, our compensation program for the named executive officers consisted of, in whole or part:
•	Base salary;
•	Annual performance-based cash awards;
•	Long-term equity incentive awards; and
•	Other benefits (retirement, health, perquisites, etc.).
Base Salary
We provide an annual base salary to our named executive officers to induce talented executives to join or remain with our Company, to compensate them for their services during the year and to provide them with a stable source of income.
The base salary levels of our named executive officers are reviewed annually by the Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its base salary determinations, none of which are dispositive or individually weighted, including our financial performance, the state of our industry and the local economies in which we operate, the named executive officer’s relative importance and
28	2021 PROXY STATEMENT

responsibilities, the named executive officer’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general, based on the Compensation Committee’s expertise as well as market data drawn from our peer group, referenced above.
In December 2019 the Compensation Committee determined to make certain changes to the base salaries of certain of our currently employed named executive officers effective beginning in 2020. The decision to do so was based on current market data, performance of the incumbents, and the fact that base salary had not been adjusted for the named executive officers since 2017 (and for Messrs. Chariag, and Kolberg since their dates of hire, 2018 and 2016 respectively). Where a change in base salary was made mid-year or the executive officer was hired mid-year, the actual base salary paid to those named executive officers who were then employed as reflected in the Summary Compensation Table is different than the amounts reported below.
Executive	2019	2020
Belgacem Chariag	$880,000	$960,000
Michael Crews	$480,000	$505,000
Ray Kolberg	$425,000	$450,000
Joseph S. Koscinski	$400,000	$425,000
Albert F. Beninati, Jr.	$450,000	$450,000(1)
Scott Randolph	$480,000	$495,000
(1)	Mr. Beninati joined the Company on December 1, 2019 and his base compensation did not change in 2020.
Annual Performance-Based Cash Awards – The PQIP
We provide our named executive officers with annual performance-based cash award opportunities linked to our annual financial and operational performance. For 2020, the Compensation Committee chose three performance metrics, the achievement of which would determine the amount of annual cash awards paid to our named executive officers. The performance metrics, along with the reasons the Compensation Committee chose each of them for purposes of the PQIP, are outlined below.
Factor	Weight
Adjusted EBITDA	60%
Adjusted Free Cash Flow	20%
Safety	20%
Metric/Goal	Reason for inclusion in the PQIP
Adjusted EBITDA	Adjusted EBITDA is the most significant indicator of operating performance. Improvements in operating performance are directly linked to sustainable share value creation.
Adjusted Free Cash Flow
Adjusted free cash flow is an important indicator of operating efficiency (e.g., the ability to increase margins by careful management of operating expenses) and management of capital expenditures. Improvements in adjusted free cash flow also equip the Company to pursue new opportunities. Increased operating efficiency and the successful pursuit of new opportunities lead to share value creation.

Safety	There is a direct link between an improving safety record, higher worker productivity and sustained share value creation.
2021 PROXY STATEMENT	29

Metric/Goal	Definition
Adjusted EBITDA
EBITDA consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance, and (iii) depreciation, amortization and interest of our 50% share of the Zeolyst Joint Venture.

Adjusted Free Cash Flow
Adjusted free cash flow consists of cash flow from operating activities less purchases of property, plant and equipment plus proceeds from asset sales plus net interest proceeds on cross-currency swaps.

Safety
Recordable rate of safety incidents, which is a standardized measure of OSHA-recordable injury or illness. For 2020 a second measure has been utilized, number of “Perfect Days”, which is the number of days without a significant safety or environmental incident.

Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial metrics. An explanation of how we calculate these metrics is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission.
The target annual performance-based cash award opportunity for each eligible executive was set as a percentage of base salary (i.e., actual base salary paid during 2020). The target award percentages for each of our named executive officers remained the same for 2020 as in 2019. For 2020, the target award percentages were as follows:
Executive	FYE Target Award
Belgacem Chariag	100%
Michael Crews	75%
Ray Kolberg	75%
Albert F. Beninati, Jr.	75%
Joseph S. Koscinski	55%
Scott Randolph(1)	75%
(1)	As indicated below in the section entitled “Transition and General Release Agreement with Mr. Randolph” Mr. Randolph received no PQIP payment for 2020 from PQ.
For 2020, the PQIP was structured to pay for achieving goals related to each of the four performance metrics:
Category	Weight	Scale	Threshold	Target	Maximum
Adjusted EBITDA	60%	Performance as a percent of target	94.5%	100%	103%
		Percentage of target bonus earned	25%	100%	200%
Adjusted Free Cash Flow	20%	Performance as a percent of target	85.9%	100%	120%
		Percentage of target bonus earned	25%	100%	200%
Safety – Recordable Rate	10%	Performance as a percent of target	83.3%	100%	125%
		Percentage of target bonus earned	50%	100%	200%
Safety-Perfect Days	10%	Performance as a percent of target	87.7%	100%	117.9%
		Percentage of target bonus earned	50%	100%	200%
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The actual safety metrics fall into two categories- recordable rate of safety incidents and the number of “Perfect Days” without a safety incident.
Safety Goal	Threshold	Target	Maximum
Recordable Rate	0.6	0.5	0.4
Number Perfect Days	186	212	250
The level of performance actually achieved on a Company-wide basis for 2020 in each of the four categories was as follows:
	($ in Thousands)
Measurement Category	Target	Actual	Achievement As a % of Target
Adjusted EBITDA(1)	$481,000	$413,384	Below Threshold
Adjusted Free Cash Flow	$163,000	$157,500	96.6%
Safety – Recordable Rate	0.5	0.32	Maximum
Safety – Perfect Days	212	277	Maximum
(1)	Represents Adjusted EBITDA as defined by the PQIP, which differs from Adjusted EBITDA that was reported in our 2020 results.
All of the named executive officers’ annual bonuses were determined based on the Company-wide adjusted EBITDA goals and Company-wide cash flow goals, referenced above. In addition, Messrs. Chariag, Crews, and Koscinski’s annual bonuses were determined based on the Company-wide safety goals referenced above.
Annual bonuses for Messrs. Kolberg, Beninati and Randolph were determined based on business unit safety goals specific to the business units they manage as set forth in the table below.
Executive/Business Unit(1)	Measurement Category	Target	Actual	Achievement As a % of Target
Ray Kolberg	Recordable Rate	1	0	200%
Catalysts	Number Perfect Days	335	356	106.3%
Albert F. Beninati, Jr.	Recordable Rate	4	4	100%
Performance Chemicals	Number Perfect Days	292	305	104.5%
(1)	As indicated below in the section entitled “Transition and General Release Agreement with Mr. Randolph” Mr. Randolph received no PQIP payment for 2020 from PQ.
The actual bonus earned by each of the named executive officers for 2020 was as follows:
Executive	Adjusted EBITDA	Adjusted Free Cash Flow	Safety- Recordable Incidents	Safety- Perfect Days	Total PQIP Earned
Belgacem Chariag	0	$157,565	$192,000	$192,000	$541,565
Michael Crews	0	$62,164	$75,750	$75,750	$213,664
Ray Kolberg	0	$55,394	$67,500	$67,500	$190,394
Joseph S. Koscinski	0	$38,365	$46,750	$46,750	$131,865
Albert F. Beninati, Jr.	0	$55,394	$33,750	$45,296	$134,440
2021 PROXY STATEMENT	31

2021 PQIP Metrics
The Compensation Committee set the 2021 PQIP metrics in December of 2020. The metrics are weighted as follows:
Factor	Weight
Adjusted EBITDA	60%
Adjusted Free Cash Flow	20%
Safety (Recordable Rate and Perfect Days)	20%
Long-Term Equity Based Incentive Awards
Since the time of our initial public offering, all of our equity-based awards have been granted under the 2017 Omnibus Incentive Plan, as Amended and Restated (the “2017 Plan”). Those awards have included time vesting restricted stock units, time vesting stock options, and PSUs tied to both financial performance and TSR goals.
The 2020 long-term equity- based incentive awards we granted to our named executive officers included a mix of time vesting RSUs and PSUs. The number of PSUs eligible to be earned is tied to the achievement of TSR targets and ROANTA targets over the three-year performance period ending December 31, 2022.
Messrs. Crews, Randolph and Kolberg continue to hold performance vesting equity awards granted prior to our initial public offering, which were granted under the PQ Group Holdings, Inc. Stock Incentive Plan (“SIP”). The performance-based stock options and performance-based restricted shares currently outstanding are all unvested and will vest only on the achievement with respect to shares of our Common Stock of an average closing trading price equal or exceeding, in any ten trading day period, the lowest amount which, when multiplied by the number of shares of our Common Stock then held by investment funds affiliated with CCMP and added to the aggregate net proceeds received by investment funds affiliated with CCMP with respect to their shares of capital stock of the Company, would yield a quotient of equal or greater than two when divided by the equity investment in the Company by investment funds affiliated with CCMP. The quotient described above is referred to in this Compensation Discussion and Analysis as the “MOI Target.” As of December 31, 2020, none of the performance-based stock options and performance-based restricted shares granted prior to our initial public offering had vested based on achievement of the MOI Target.
At the 2020 Annual Meeting, we asked shareholders to approve an Amendment and Restatement of the 2017 Plan, as well as replenishment of our equity pool. More than 98 percent of shares were voted in approval of the amendment and restatement and share replenishment.
Grants in 2020
The Company made the 2020 long term equity based incentive grant on January 20, 2020. The equity incentive awards were in the form of RSUs and PSUs. One-third of the RSUs vested on January 20, 2021, and one-third of the RSUs will vest on each of January 20, 2022 and January 20, 2023, generally subject to continued service. PSUs will be earned subject to the achievement of performance goals related to three-year average ROANTA and relative TSR performance over a performance period which commenced January 1, 2020 and which ends December 31, 2022. Depending on progress against performance goals, an amount ranging from 0% to 200% of target PSUs granted may actually be earned. The PSUs actually earned will be determined on the date the Compensation Committee certifies the level of achievement of the various performance measures, which will occur subsequent to the end of the three-year performance period but before the Company files its
32	2021 PROXY STATEMENT

annual consolidated financial statements for the final year of the performance period. In order to be eligible to earn all awarded PSUs, a participant generally must continue to provide services until the end of the performance period. The grants made to our named executive officers on January 20, 2020 were as follows:
Name	Number of PSUs Granted at Target	Number of RSUs Granted	Grant Date Value
Belgacem Chariag	120,084	120,084	$3,999,998
Michael Crews	37,526	37,527	$1,250,008
Albert F. Beninati, Jr.	30,021	30,021	$1,000,000
Ray Kolberg	22,516	22,516	$750,008
Joseph S. Koscinski	22,516	22,516	$750,008
Scott Randolph(1)	27,019	27,019	$900,003
(1)
Mr. Randolph’s employment with the Company terminated on December 14, 2020, which was the date that the Company completed the divestiture of its Performance Materials segment to an affiliate of The Jordan Company, L.P. As a part of Mr. Randolph’s Transition and General Release Agreement, any unvested RSUs as of the date of the termination date, including the 2020 RSU grant, will be eligible to vest during the two- year period following the termination date, instead of being forfeited as provided in the 2017 Plan. In addition, any unvested PSUs will be eligible to vest during the 1-year period following Mr. Randolph’s termination. More information regarding vesting conditions of Mr. Randolph’s grants is contained in the discussion of Severance, below.

The 2020 PSU grant is broken into two equally weighted parts.
The first part is based on performance related to average ROANTA over the three- year performance period. A threshold level of PSUs is earned (25 percent of target) for achieving average ROANTA at 90 basis points below target. 100 percent of target PSUs are earned for achieving average ROANTA at target. The maximum level of PSUs is earned (200 percent of target) for achieving ROANTA performance 20 basis points or more than target average three- year ROANTA.
The second part is based on performance related to PQ’s three- year average TSR relative to the TSR of companies which comprise Russell 2000 index of mid-cap companies. A threshold level of PSUs is earned (25 percent of target) for achieving TSR at the 25th percentile of the companies in the Index. 100 percent of target PSUs are earned for achieving TSR at the median TSR of the companies in the Index. The maximum level of PSUs is earned (200 percent of target) for achieving TSR at the 75th percentile of the companies in the Index.
Grants in 2021
In December of 2020, the Compensation Committee determined that it was advisable to make another grant of long-term equity incentive awards to its named executive officers, and did so on January 18, 2021. The equity incentive awards were in the form of RSUs and PSUs.
In 2020 the Company undertook a strategic assessment of its business, with a view toward a possible restructuring. The Company’s successful sale of its Performance Materials segment in December 2020 was part of that process, and the strategic assessment continues into 2021 and also has led to an agreement to divest the Company’s Performance Chemicals segment, which such agreement was signed on February 28, 2021.
The Compensation Committee determined to make three separate equity incentive awards in 2021.
First, the Compensation Committee authorized a grant of time-vested RSUs to certain named executive officers for their work in the 2020 strategic assessment and restructuring including the successful sale of its Performance Materials segment. This grant vests over a one-year period, generally subject to continued service. Messrs. Chariag, Crews and Koscinski participated in this grant.
2021 PROXY STATEMENT	33

Second, the Compensation Committee authorized a grant of time- vested RSUs which vest over a three- year period. One third of the RSU awards will vest on each of January 5, 2022, January 5, 2023 and January 5, 2024, generally subject to continued service.
Third, the Compensation Committee authorized a grant of PSUs, which will be earned, if at all, at the end of the three year performance period ended December 31, 2023. One hundred percent of target PSUs will be earned depending on achievement of benchmark goal improvement in the Company’s TSR over the three- year performance period. Depending on progress against performance goals, an amount ranging from 0% to 200% of target PSUs granted may actually be earned. The PSUs actually earned will be determined on the date the Compensation Committee certifies the level of achievement of the various performance measures, but no later than 60 days after the end of the three-year performance period. In order to be eligible to earn all awarded PSUs, a participant generally must continue to provide services until the end of the performance period.
The grants made to our named executive officers on January 18, 2021 were as follows:
Name	Number of PSUs Granted at Target	Number of RSUs Granted	Grant Date Value
Belgacem Chariag(1)	64,977	324,887	$6,000,007
Michael Crews(2)	21,117	95,842	$1,799,999
Ray Kolberg(3)	8,122	24,367	$500,006
Joseph S. Koscinski(4)	16,244	81,222	$1,500,002
Albert F. Beninati, Jr.(5)	24,366	73,100	$1,500,002
Scott Randolph(6)	N/A	N/A	N/A
(1)	Mr. Chariag received 129,955 time vesting RSUs with one-year vesting, 194,932 time vesting RSUs with three-year ratable vesting and 64,977 PSUs.
(2)	Mr. Crews received 32,489 time vesting RSUs with one-year vesting, 63,353 time vesting RSUs with three-year ratable vesting and 21,117 PSUs.
(3)	Mr. Kolberg received 24,366 time vesting RSUs with three-year ratable vesting and 8,122 PSUs.
(4)	Mr. Koscinski received 32,489 time vesting RSUs with one-year vesting, 48,733 time vesting RSUs with three-year ratable vesting and 16,244 PSUs.
(5)	Mr. Beninati received 73,100 time vesting RSUs with three-year ratable vesting and 24,366 PSUs.
(6)	No equity awards were granted in 2021 to Mr. Randolph, who ceased to be employed by the Company on December 14, 2020.
Other Elements of Compensation
Additional Executive Benefits and Perquisites
We provide our named executive officers with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. To the extent our named executive officers received these benefits in 2020, they are described in the footnotes to our 2020 Summary Compensation Table below. Consistent with our compensation philosophy, we currently intend to continue to maintain our current benefits for our named executive officers, including life insurance, relocation assistance, and the other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to a named executive officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our experience and knowledge of general industry practices.
Health and Welfare Benefits
Our named executive officers have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.
34	2021 PROXY STATEMENT

Relocation Assistance
The Company’s business needs require it on occasion to relocate certain employees. To meet this need, we may, on a case by case basis, pay or reimburse certain relocation-related expenses, including temporary housing, living and travel expenses that are incurred by our employees, including our named executive officers.
Severance and Change in Control Benefits
Each of our named executive officers is (or in the case of Mr. Randolph was) party to a severance agreement or letter agreement with us that provides them with severance protections and benefits in the event of certain qualifying terminations of their employment.
On December 11, 2019, the Compensation Committee approved the PQ Corporation Severance Policy, effective January 1, 2020. It is intended that named executive officers of the Company be covered by this Severance Policy in the future, unless they are already covered under one of the severance agreements referred to above.
The material terms of the severance and letter agreements with our named executive officers and the Severance Policy are described below under “Potential Payments Upon Termination or Change in Control—Severance Agreements.”
Transition and General Release Agreement with Mr. Randolph
On December 16, 2020, we entered into a transition and general release agreement with Mr. Randolph in connection with his termination of employment with the Company effective December 14, 2020.
In consideration for entering into the transition and general release agreement, and Mr. Randolph’s adherence to the promises contained in the agreement, which include Mr. Randolph’s execution of a general release of claims in favor of the Company, restrictive covenants in favor of the Company, including noncompetition and non-solicitation covenants by which Mr. Randolph is bound for a period of 24 months following his termination date, and perpetual covenants relating to non-disparagement and confidentiality, and other terms and conditions, the Company agreed to provide Mr. Randolph the following:
i.
A payment equal to $1,732,500, which is the lump sum value of the amount owed under Mr. Randolph’s severance letter agreement. This lump sum was paid 60 days after Mr. Randolph’s termination of employment date.

ii.
Amendments to his existing equity agreements to allow his equity grants to vest or be exercised for a certain time following his termination of employment and the sale of the Performance Materials segment to an affiliate of The Jordan Company, L.P. In particular, unvested MOI shares will be eligible to vest during the two- year period following the closing of the Performance Materials sale, if the MOI target is met during that time. Mr. Randolph will have a period of two years following the closing of the Performance Materials sale to exercise options which are already vested. In addition, any unvested RSUs held by Mr. Randolph as of the date of the closing of the Performance Materials sale will be eligible to vest during the two- year period following the closing. Finally, any PSUs which are unvested as of the date of the closing of the sale of Performance Materials will be eligible to vest during the one-year period following the closing.

The amendments to the equity grants described above are conditioned on Mr. Randolph’s employment with the Performance Materials business under its new ownership. If Mr. Randolph voluntarily resigns or is terminated for cause by the successor three months after the closing, he will retain vesting rights to the unvested MOI shares and unvested options for six months rather than two years. If Mr. Randolph voluntarily resigns or is terminated for cause by the successor twelve months after the closing, he will retain any shares that were vested prior to that date, as well as any options that he exercised, but will not be entitled to any further vesting or exercise rights after his separation date.
2021 PROXY STATEMENT	35

As additional consideration for the benefits accorded Mr. Randolph under the Transition and General Release Agreement, Mr. Randolph agreed that the Company would not pay his pro-rata portion of the 2020 PQIP incentive, the Continued Health Benefits, and any other “accrued benefits” he might be eligible for in his severance letter agreement.
Stock Ownership Guidelines for Executive Officers
Under our stock ownership guidelines, applicable to our executive officers and our non-employee directors, each of our named executive officers, other than our Chief Executive Officer, is expected to have ownership of our Common Stock in an amount equal to at least three times the named executive officer’s annualized base salary, and our Chief Executive Officer is expected to have ownership of our Common Stock in an amount equal to at least five times his annualized base salary.
Executive officers subject to the guidelines have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares of Common Stock they acquire upon the vesting or exercise of their equity-based awards (on an after-tax basis).
The following table summarizes the ownership of our Common Stock as of December 31, 2020 by our named executive officers:
Name	Ownership Requirement Relative to Annualized Base Salary	Ownership relative to Annualized Base Salary(1)
Belgacem Chariag	5x	7.83x
Michael Crews	3x	11.58x
Ray Kolberg	3x	5.19x
Joseph S. Koscinski	3x	6.78x
Albert F. Beninati Jr.	3x	0.95x
(1)
In accordance with our stock ownership guidelines, ownership amounts include shares of our Common Stock that have been gifted to irrevocable trusts, and have been determined based on a share price of $12.72, which is the average closing price of our Common Stock on the New York Stock Exchange over the 90-day trading period prior to December 31, 2020.

Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year. Prior to January 1, 2018, certain compensation that qualified as “performance-based” was exempted from the above deductibility limits under Section 162(m). However, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exception, with certain limited grandfathering provisions.
Under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) for a transition period following the initial public offering (the “Post-IPO Transition Period”). The Amendment and Restatement of the 2017 Plan which shareholders approved at the 2020 annual meeting ended the Post-IPO Transition Period with respect to the 2017 Plan. The Compensation Committee believes that its primary responsibility is to provide a compensation program in accordance with its overall compensation philosophy and policies described above, and it retains flexibility to approve or amend compensation arrangements that may result in a loss of deductibility or may not be deductible in whole or in part under Section 162(m).
36	2021 PROXY STATEMENT

2020 Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by or paid to our named executive officers for the year ended December 31, 2020, and where applicable, the years ending December 31, 2019 and December 31, 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(4))	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Belgacem Chariag, Chairman, President and Chief Executive Officer(1)	2020	960,000	—	3,999,998	—	541,565	79,390	5,580,953
	2019	880,000	—	3,519,998	—	965,055	98,470	5,463,523
	2018	347,536	—	1,320,008	1,319,999	250,865	22,353	3,260,761
Michael Crews, EVP and Chief Financial Officer	2020	505,000	—	1,250,008	—	213,664	46,834	2,015,506
	2019	480,000	—	1,499,994	—	394,795	35,486	2,410,275
	2018	480,000	—	—	—	259,862	47,138	787,000
Ray Kolberg, Vice President and President, Catalysts	2020	450,000	—	750,008	—	190,394	41,372	1,431,774
	2019	425,000	—	750,004	—	319,675	37,248	1,531,927
	2018	425,000	—	—	—	245,319	40,035	710,354
Joseph S. Koscinski, Vice President, Secretary, and General Counsel	2020	425,000	—	750,008	—	131,865	63,120	1,369,993
	2019	400,000	—	750,004	—	241,264	60,999	1,452,267
	2018	400,000	—	—	—	158,805	49,152	607,957
Albert F. Beninati, Jr., Vice President and President, Performance Chemicals(2)	2020	450,000	—	1,000,000	—	134,440	76,607	1,661,047
	2019	37,500	—	—	—	—	23,039	60,539
	—	—	—	—	—	—	—	—
Scott Randolph, Vice President and President, Performance Materials(3)	2020	474,375	—	900,003	—	—	1,778,124	3,152,502
	2019	480,000	—	1,000,001	—	374,545	40,286	1,894,832
	2018	480,000	—	—	—	259,862	56,036	795,898
(1)	Mr. Chariag joined the Company on August 9, 2018. His base salary and annual performance-based bonus for 2018 were prorated based on the number of days employed during 2018.
(2)	Mr. Beninati joined the Company on December 1, 2019. His base salary and annual performance-based bonus for 2019 were prorated based on the number of days employed during 2019.
(3)
Mr. Randolph’s employment with the Company terminated on December 14, 2020. Under the terms of his Transition and General Release Agreement, Mr. Randolph was not eligible to receive a pro-rata portion of his incentive earned under the 2020 PQIP.

(4)
The amounts shown reflect the aggregate grant date fair value of RSUs and PSUs granted to each of Messrs. Chariag, Crews, Kolberg, Koscinski, Beninati, and Randolph in 2020, of RSUs and PSUs granted to each of Messrs. Chariag, Crews, Kolberg, Koscinski, and Randolph in 2019, and of time-based stock options and RSUs granted to Mr. Chariag in 2018, computed in accordance with FASB ASC Topic 718, in each case, disregarding the effects of estimated forfeitures. These amounts reflect our cumulative accounting expense over the vesting period, disregarding the effects of estimated forfeitures, and do not correspond to the actual value that may be realized by the named executive officers. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2020, Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2019, and Note 22 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2018. With respect to the PSUs, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For PSUs, the aggregate grant date fair value of these awards assumes performance at 100% of target. The aggregate grant date fair value of the PSU awards assuming the maximum level of performance is achieved, is: Mr. Chariag’s 2020 grant, $4,400,018, Mr. Crews’ 2020 grant, $1,249,991; Mr. Kolberg’s 2020 grant, $750,008; Mr. Koscinski’s 2020 grant, $750,008; Mr. Beninati’s 2020 grant, $1,000,000; and Mr. Randolph’s 2020 grant, $900,003.

2021 PROXY STATEMENT	37

(5)
The amounts reported in this column represent the annual cash performance-based bonuses earned by our named executive officers under the PQIP as a result of the achievement of certain Company performance objectives, as described above.

(6)	The amounts shown in the All Other Compensation column for 2020, 2019, and 2018 include the following:
Executive	Year	401(k) Plan Company Match ($)	401(k) Plan Company 4% Contribution	PRA SERP Company Contribution ($)	Tax Prep Services ($)	Relocation Expenses ($)(1)	Life Insurance ($)	Housing Allowance ($)	Car Allowance ($)	Severance ($)
Belgacem Chariag	2020	—	11,400	65,602	—	2,388	—	—	—	—
	2019	—	11,200	34,035	—	—	2,388	45,813	5,034	—
	2018	—	—	—	—	—	597	18,344	3,412	—
Michael Crews	2020	8,550	11,400	24,592	—	2,292	—	—	—	—
	2019	3,600	11,200	18,394	—	—	2,292	—	—	—
	2018	8,250	11,000	16,427	—	—	2,292	9,169	—	—
Ray Kolberg	2020	8,550	11,400	19,387	—	2,035	—	—	—	—
	2019	8,400	11,200	15,613	—	—	2,035	—	—	—
	2018	8,250	11,000	18,750	—	—	2,035	—	—	—
Joseph S. Koscinski	2020	8,550	11,400	15,251	—	1,915	26,004	—	—	—
	2019	8,400	11,200	11,152	—	—	1,915	28,332	—	—
	2018	8,250	—	10,088	—	—	1,915	17,899	—	—
Albert F. Beninati, Jr.	2020	7,125	11,400	7,522	48,411	2,149	—	—	—	—
	2019	—	—	—	—	—	—	—	—	—
Scott Randolph	2020	8,550	11,400	23,382	—	2,292	—	—	1,732,500	—
	2019	8,400	11,200	18,394	—	—	2,292	—	—	—
	2018	8,250	11,000	11,491	23,003	—	2,292	—	—	—
(1)	This amount consisted of a reimbursement for relocation expenses of $35,405 plus a reimbursement of $13,006 for income taxes owed with respect to such reimbursement.
38	2021 PROXY STATEMENT

2020 Grants of Plan-Based Awards
The following table summarizes plan-based awards granted to our named executive officers for the year ended December 31, 2020.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: # of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Belgacem Chariag	PQIP	—	220,000	880,000	1,760,000	—	—	—	—	—
	RSU Grant	1/20/2020	—	—	—	—	—	—	120,084	1,999,999
	PSU Grant	1/20/2020	—	—	—	30,021	120,084	240,168	—	1,999,999
Michael Crews	PQIP	—	90,000	360,000	720,000	—	—	—	—	—
	RSU Grant	1/20/2020	—	—	—	—	—	—	37,527	625,012
	PSU Grant	1/20/2020	—	—	—	9,382	37,526	75,052	—	624,996
Ray Kolberg	PQIP	—	79,688	318,750	637,500	—	—	—	—	—
	RSU Grant	1/20/2020	—	—	—	—	—	—	22,516	375,004
	PSU Grant	1/20/2020	—	—	—	5,629	22,516	45,032	—	375,004
Joseph S. Koscinski	PQIP	—	55,000	220,000	440,000	—	—	—	—	—
	RSU Grant	1/20/2020	—	—	—	—	—	—	22,516	375,004
	PSU Grant	1/20/2020	—	—	—	5,629	22,516	45,032	—	375,004
Albert F. Beninati, Jr.	PQIP	—	90,000	360,000	720,000	—	—	—	—	—
	RSU Grant	1/20/2020	—	—	—	—	—	—	30,021	500,000
	PSU Grant	1/20/2020	—	—	—	7,505	30,021	60,042	—	500,000
Scott Randolph	PQIP	—	90,000	360,000	720,000	—	—	—	—	—
	RSU Grant	1/20/2020	—	—	—	—	—	—	27,019	450,001
	PSU Grant	1/20/2020	—	—	—	6,755	27,019	54,038	—	450,001
(1)
Represents potential payments pursuant to the PQIP, the Company’s performance-based annual bonus plan. Actual amounts earned by the named executive officer under the PQIP with respect to 2020 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
Represents grants made to the NEOs of PSUs that will vest in February 2024 subject to achievement of the ROANTA targets as well as TSR performance over the three-year performance period ending December 31, 2023 described above under “Long-Term Equity Based Incentive Awards” in the Compensation Discussion and Analysis, generally subject to continued service through the applicable vesting date. Depending on the level of achievement of the performance goals, an amount ranging from 0% to 200% of the target number of PSUs granted may actually be earned.

(3)
Represents grants made to the NEOs of RSUs that vest in three equal installments on each of the first three anniversaries of the grant date, generally subject to continued service through the applicable vesting date.

(4)
Amounts shown reflect the aggregate grant date fair value of the equity awards granted in 2020, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. See note (5) to the Summary Compensation Table above.

2021 PROXY STATEMENT	39

2020 Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2020.
		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options (#) Exercisable(9)	# of Securities Underlying Unexercised Options (#) Unexercisable(9)	Equity incentive plan awards: # of Securities Underlying Unexercised Unearned Options (#) (9)	Option Exercise Price ($)(10)	Option Expiration Date	# of Shares or Units of Stock That have Not Vested (#)(11)(13)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)(11)(13)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(12)
Belgacem Chariag
	8/9/2018	241,316	—	—	15.70	8/9/2028	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	57,106	814,332	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	142,765	2,035,829
	1/20/2020(3)	—	—	—	—	—	120,084	1,712,398	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	120,084	1,712,398
Michael Crews
	8/1/2015	54,536	—	—	5.08	8/1/2025	—	—	—	—
	6/30/2016(5)	—	—	—	—	—	—	—	12,945	184,596
	6/30/2016(6)	45,677	45,678	45,678	6.25	6/30/2026	—	—	—	—
	10/2/2017	55,762	—	—	15.17	10/2/2027	—	—	—	—
	10/2/2017	31,599	—	—	15.17	10/2/2027	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	32,446	462,680	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	48,670	694,034
	1/20/2020(3)	—	—	—	—	—	37,527	535,135	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	37,526	535,121
Ray Kolberg
	1/1/2016	54,536	—	—	5.08	1/1/2026	—	—	—	—
	1/1/2017(6)	30,896	30,896	30,896	7.18	1/1/2027	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	16,224	231,354	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	24,335	347,017
	1/20/2020(3)	—	—	—	—	—	22,516	321,078	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	321,078
Joseph S. Koscinski
	11/1/2015	19,861	—	—	5.08	11/1/2025	—	—	—	—
	10/2/2017	37,175	—	—	15.17	10/2/2027	—	—	—	—
	10/2/2017	18,587	—	—	15.17	10/2/2027	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	16,224	231,354	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	24,335	347,017
	1/20/2020(3)	—	—	—	—	—	22,516	321,078	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	22,516	321,078
Albert F. Beninati, Jr.
	1/20/2020(2)	—	—	—	—	—	30,021	428,099	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	30,021	428,099
40	2021 PROXY STATEMENT

		Option Awards					Stock Awards
Name	Grant Date	# of Securities Underlying Unexercised Options (#) Exercisable(9)	# of Securities Underlying Unexercised Options (#) Unexercisable(9)	Equity incentive plan awards: # of Securities Underlying Unexercised Unearned Options (#) (9)	Option Exercise Price ($)(10)	Option Expiration Date	# of Shares or Units of Stock That have Not Vested (#)(11)(13)	Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity incentive plan awards: # of unearned shares, units or other rights that have not vested (#)(11)(13)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(12)
Scott Randolph
	9/19/2007(5)(7)	—	—	—	—	—	—	—	52,665	751,003
	2/24/2010(5)(7)	—	—	—	—	—	—	—	32,238	459,714
	5/4/2016(8)	152,318	—	—	6.24	5/4/2026	—	—	—	—
	10/2/2017	55,762	—	—	15.17	10/2/2027	—	—	—	—
	3/11/2019(1)	—	—	—	—	—	21,631	308,458	—	—
	3/11/2019(2)	—	—	—	—	—	—	—	32,447	462,694
	1/20/2020(3)	—	—	—	—	—	27,019	385,291	—	—
	1/20/2020(4)	—	—	—	—	—	—	—	27,019	385,291
(1)
Time-based restricted stock units will vest in three equal annual installments beginning on January 5, 2020, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

(2)
Performance-based restricted stock units will vest at the end of the performance period, December 31, 2021, subject to the achievement of performance goals between the period of January 1, 2019 and December 31, 2021, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(3)
Time-based restricted stock units will vest in three equal annual installments beginning on January 20, 2021, generally provided that the named executive officer is still providing services on the applicable vesting date to us or one of our subsidiaries.

(4)
Performance-based restricted stock units will vest at the end of the performance period, December 31, 2021, subject to the achievement of performance goals between the period of January 1, 2020 and December 31, 2022, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(5)
Performance-based restricted shares will vest on achievement of the MOI Target, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries.

(6)
Performance-based stock options will vest on the achievement of the MOI Target, generally provided the named executive officer is still providing services on the vesting date to us or one of our subsidiaries.

(7)	These shares have been assigned to an irrevocable family trust. Mr. Randolph is neither a trustee nor a beneficiary of this trust.
(8)	These options were granted in an exchange of equity in connection with a prior corporate reorganization.
(9)	On September 28, 2017, the numbers of shares underlying outstanding Class A option awards were adjusted to reflect a stock split of 1 Class A share to 8.8275 common shares.
(10)
On September 28, 2017, the option exercise prices of outstanding option awards were adjusted to reflect the stock split described in note 9. On December 14, 2020, our Board authorized a reduction in the option exercise prices of outstanding option awards by $1.80, the amount per share of a special dividend declared by the Board.

(11)
On September 28, 2017, the numbers of restricted shares granted pursuant to outstanding restricted stock agreements were adjusted. The awards granted to Mr. Randolph on September 19, 2007 and February 24, 2010 were adjusted to reflect a stock split of 1 Class A share to 8.8275 common shares. The restricted stock awards granted to the named executive officers between April 30, 2015 and January 15, 2017 were adjusted to reflect the conversion of 1 Class B share to 15 common shares.

(12)	Fair market value has been determined based on the fair market value per share of our Common Stock of $14.26, which was the closing price of a share of our Common Stock as of December 31, 2020.
(13)
The Board declared a special cash dividend on December 14, 2020. Pursuant to Section 4.5 of the 2017 Plan, the Board is authorized to make an equitable adjustment to the terms of any outstanding equity awards which might be impacted by changes in the Company’s capital structure, including payment of an extraordinary dividend. In connection with the special dividend, the Board determined to pay a dividend equivalent equal to the special cash dividend to holders of outstanding equity awards as the underlying shares subject of those awards vest. To the extent those dividend equivalent payments are paid to named executive officers, they will be reported as cash compensation in the year they are received.

2021 PROXY STATEMENT	41

Option Exercises and Stock Vested in 2020
The following table shows amounts realized by our named executive officers upon the vesting of restricted shares or restricted stock units during the year ended December 31, 2020. No options were exercised by any of our named executive officers in the year ended December 31, 2020.
	Stock Awards
Executive	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Belgacem Chariag	66,267	937,216
Michael Crews	39,794	508,976
Ray Kolberg	32,758	454,638
Joseph S. Koscinski	23,825	294,236
Albert F. Beninati, Jr.	—	—
Scott Randolph	34,386	418,825
(1)	Amounts reflect the aggregate dollar value realized upon vesting by multiplying the number of shares that vested by the market value of the underlying Common Stock on the applicable vesting date.
Retirement Plan Benefits
We maintain the PQ Corporation Savings Plan, a tax-qualified 401(k) defined contribution plan, in which substantially all of our full-time U.S. employees, including our named executive officers, are eligible to participate. We currently provide an employer contribution equal to 4% of qualifying earnings and an employer matching contribution equal to 50% of a participant’s contributions up to 6% of qualifying earnings, subject to limits established by the Internal Revenue Code. As described in more detail below, our named executive officers participate in the PQ Corporation Non-Qualified Personal Retirement Account Excess Savings Plan, an excess benefit plan designed to provide supplemental contributions that cannot be provided under our 401(k) plan due to Internal Revenue Code limits. We believe these plans provide our named executive officers with an opportunity for tax-efficient savings and long-term financial security.
Nonqualified Deferred Compensation
All of our named executive officers participate in the PQ Corporation Non-Qualified Personal Retirement Account Excess Savings Plan, or the PRA SERP. The PRA SERP is an excess benefit plan designed to provide supplemental Personal Retirement Account contributions that cannot be provided under our 401(k) plan due to Internal Revenue Code limits. The plan is administered by a committee appointed by our Board.
Contributions — There are no executive contributions under the PRA SERP. Each plan year, we credit to participant accounts under the PRA SERP the excess of (a) the amount that would have been credited for that year to the participant’s Personal Retirement Account under our 401(k) plan disregarding the dollar limits imposed by the Internal Revenue Code for maximum annual compensation over (b) the amount that was actually so credited. The plan administrator may from time to time also elect to make special contributions to participant accounts.
Earning and losses — Participant accounts are deemed to be invested in Vanguard target retirement funds based on a participant’s age. At the end of each calendar quarter, we adjust participant accounts with earnings/losses equal to that calendar quarter’s return for the applicable target retirement fund.
Vesting and distributions — Participants vest in their accounts under the PRA SERP upon completion of three years of service or, if earlier, upon the participant’s death or disability or a change in control. The value of a participant’s vested account balance is paid in a lump sum on the first to occur of the participant’s separation from service or disability, provided
42	2021 PROXY STATEMENT

that distributions to “key employees” within the meaning of Section 416(i) of the Internal Revenue Code as of the date of the participant’s separation from service will not be made until six (6) months after the participant’s separation from service or, if earlier, the participant’s death.
The following table provides information regarding participation by our named executive officers in the PRA SERP during the year ended December 31, 2020.
Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Belgacem Chariag	—	65,602	10,265	—	44,299
Michael Crews	—	24,592	10,692	—	56,795
Ray Kolberg	—	19,387	14,644	—	104,933
Joseph S. Koscinski	—	15,251	8,453	—	52,789
Albert F. Beninati, Jr.	—	7,522	—	—	—
Scott Randolph	—	23,382	40,846	—	324,551
(1)	Represents Company contributions with respect to 2020 that were credited in 2021. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)	Earnings are credited quarterly, based on the returns of the appropriate Vanguard Retirement Fund.
(3)	Represents balances under the PRA SERP plan as of December 31, 2020 and does not include amounts attributable to Company contributions made with respect to 2020 but not credited until 2021.
Potential Payments Upon Termination or Change in Control
Cash Severance
Each of our named executive officers is party to a severance agreement or letter agreement with us that provides them with severance protections and benefits in the event of certain qualifying terminations of their employment.
In addition, the Amended and Restated Severance Plan (the “Severance Policy”) was adopted by the Company effective January 1, 2020. Eligible employees, including our named executive officers, who have entered into a written individual employment agreement or severance agreement, or offer letter with the Company containing a severance provision prior to January 1, 2020 will only receive the severance benefit that provides the maximum benefit, either from such prior agreement or from the Severance Policy, but not both.
The severance agreements for Messrs. Chariag, Crews, and Koscinski provide for the severance payments and benefits described below in connection with specified termination events, subject to the named executive officer’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below. The terms “cause”, “good reason” and “disability” are each defined in the applicable agreements.
Under the terms of their severance agreements, in the event of a termination of the named executive officer’s employment by the Company without cause or by the named executive officer with good reason, each of Messrs. Chariag, Crews, and Koscinski will receive: (i) his base salary and target annual incentive bonus for a two-year period following termination paid in equal installments over such two-year period in accordance with the normal payroll practices of the Company; (ii) a pro rata amount of the annual incentive bonus that would have been payable in the year of termination based on the number of days the named executive officer was employed during the calendar year and subject to the Company’s achievement of applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses under the PQIP are normally paid; and (iii) continuation of health benefits at active employee rates for 24 months (or until the named executive officer otherwise becomes eligible for health benefits as a result of commencing new employment) to the extent permitted by the applicable benefit plan, or reimbursement of the costs for such coverage under COBRA.
Messrs. Kolberg and Beninati received offer letters with severance provisions, but in each case they would enjoy a greater benefit under the Severance Policy. Under the terms of the Severance Policy each executive is eligible to receive two weeks’
2021 PROXY STATEMENT	43

notice of termination, in addition to the severance payments. The severance payments consist of 52 weeks of severance pay, plus two weeks for each additional year of service, up to a maximum of 78 weeks. In addition, the severance payments include an amount equal to each executive’s target bonus for each year of severance paid, plus a pro rata target bonus for each fractional year of severance paid. These amounts will be paid in equal installments over the severance period. Finally, each executive will be eligible to receive a pro rata amount of any annual incentive bonus that would have been payable in the year of termination based on actual achievement of the applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses are normally paid, provided the effective date of termination was on or after July 1 in the year of termination; as well as continuation of health benefits at active employee rates over the severance period (or until the executive otherwise has access to substantially equivalent health benefits as a result of commencing new employment).
If Mr. Chariag’s employment is terminated by the Company without cause or by him with good reason, in each case, within the one year following a change in control of the Company, in addition to the severance payments and benefits described above, he will also be entitled to a payment equal to the sum of his base salary and target annual incentive bonus paid in a lump sum on the second anniversary of the date his employment terminates.
If the employment of Messrs. Chariag, Crews, or Koscinski is terminated due to death or disability, the individual (or his estate) will receive a pro rata amount of his target annual incentive bonus.
Each of the severance agreements provides that in the event that all or any portion of the payments or benefits provided under the severance agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the named executive officer will be entitled to receive an amount equal to the greater of (on an after-tax basis) (i) the amount of such payments or benefits reduced so that no portion of the payments and benefits would fail to be deductible under Section 280G, or (ii) the amount otherwise payable reduced by all taxes, including the excise tax imposed under Section 4999 of the Internal Revenue Code.
The severance agreements with each of Messrs. Chariag, Crews and Koscinski contain restrictive covenants for the benefit of the Company, including two-year post termination non-compete and non-solicitation covenants, a prohibition of disclosure of confidential information, and an assignment of inventions and patents to the Company. The severance benefits provision of Mr. Kolberg’s offer letter contain the same restrictive covenants. The Severance Policy, which governs payments to Mr. Beninati contains the same restrictive covenants.
Prior to his termination of employment, the severance agreement with Mr. Randolph provided for similar severance payments and benefits as described above in connection with specified termination events. As discussed above, Mr. Randolph had a termination of employment with the Company in 2020. The terms of Mr. Randolph’s separation agreement, along with the forms and amounts of actual severance paid, are discussed above in the section entitled “Transition and General Release Agreement with Mr. Randolph.”
Amended and Restated Severance Plan of PQ Corporation
The Severance Policy was adopted by the Company effective January 1, 2020. There are no changes to our named executive officers’ severance benefits due to the adoption of the Severance Policy, except for Mr. Beninati, as described above. However, going forward the Severance Policy may impact severance benefits to our future named executive officers.
Equity Awards
The non-vested portion of equity awards subject to time vesting will forfeit upon a change of control of the Company unless the successor determines to maintain the awards for executives whose employment continues.
Equity awards subject to performance vesting based on the MOI Target will vest and, as applicable, become exercisable upon a change of control only if such change of control results in the MOI Target being satisfied. A portion of the PSUs granted in 2019 and 2020 may be deemed earned and may vest upon a change of control, with such portion to be determined by the Compensation Committee based on the level of achievement of the applicable performance measures prior to the change of control.
44	2021 PROXY STATEMENT

Upon a termination of the named executive officer’s employment due to death, disability, retirement, without cause, or for good reason (if applicable), equity awards subject to performance vesting based on the MOI Target will vest, and as applicable, become exercisable, only if the MOI Target is satisfied on or before the six month anniversary of the termination of employment.
Upon a termination of the named executive officer’s employment due to disability, retirement, without cause, or for good reason (if applicable), a pro rata portion of the target number of PSUs granted in 2019 and 2020 will remain outstanding until the applicable vesting date of the award and will be eligible to be earned based on actual performance, with such pro rata portion based on the number of days of the performance period that occurred prior to the termination of employment. Upon a termination of the named executive officer’s employment due to death, a pro rata portion of the target number of PSUs granted in 2019 and 2020 will be deemed earned at target levels and will vest, with such pro rata portion based on the number of days of the performance period that occurred prior to the named executive officer’s death.
With respect to time based restricted stock units granted in the period from 2018-2020, and outstanding time based stock options, there would be no acceleration of vesting on a termination of employment prior to the applicable vesting date of the award.
The table below shows the estimated value of the severance benefits that each of our currently employed named executive officers would have been entitled to receive if his employment was terminated by us without cause or by the named executive officer for good reason or the termination was due to death, disability or retirement. The table below assumes that such termination occurred on December 31, 2020. The table below also shows the estimated value associated with the acceleration of certain outstanding equity awards upon a change of control of the Company, assuming that such change of control occurred on December 31, 2020. The actual amounts that would be paid to any named executive officer can only be determined at the time an actual termination of employment or change of control occurs and could vary from those listed below.
	Termination without Cause or for Good Reason without a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting($)(3)	Total ($)
Belgacem Chariag	$3,840,000	$49,743	—	$3,889,743
Michael Crews	$1,767,500	$31,149	—	$1,798,649
Ray Kolberg	$969,231	$31,069	—	$1,000,300
Joseph S. Koscinski	$1,317,500	$14,433	—	$1,331,933
Albert F. Beninati, Jr.	$848,077	$24,288	—	$872,365
2021 PROXY STATEMENT	45

	Termination without Cause or for Good Reason with a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting($)(3)	Total ($)
Belgacem Chariag	$5,760,000	$49,743	—	$5,809,743
Michael Crews	$1,767,500	$31,149	—	$1,798,649
Ray Kolberg	$969,231	$31,069	—	$1,000,300
Joseph S. Koscinski	$1,317,500	$14,433	—	$1,331,933
Albert F. Beninati, Jr.	$848,077	$24,288	—	$872,365
Change of Control Only, no Termination
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting($)(3)	Total ($)
Belgacem Chariag	—	—	—	—
Michael Crews	—	—	—	—
Ray Kolberg	—	—	—	—
Joseph S. Koscinski	—	—	—	—
Albert F. Beninati, Jr.	—	—	—	—
	Termination due to Death, Disability or Retirement
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting($)(3)	Total ($)
Belgacem Chariag	—	—	$1,908,738	$1,908,738
Michael Crews	—	—	$634,652	$634,652
Ray Kolberg	—	—	$334,987	$334,987
Joseph S. Koscinski	—	—	$334,987	$334,987
Albert F. Beninati, Jr.	—	—	$141,273	$141,273
(1)
Represents the cash severance amounts that would have been payable as a result of the event described in the table above, based on the named executive officer’s base salary and target bonus amount in effect as of December 31, 2020, and without including any accrued but unpaid compensation, paid time – off or any bonus earned with respect to 2020 performance (pro rata or otherwise). The cash severance amounts that would have been payable to each of our named executive officers in connection with a termination of employment under various circumstances are described in more detail above.

(2)
Represents the estimated value of the Company – paid portion of the premium for health benefits for the applicable period. For purposes of these calculations, the estimates are based on the Company’s contribution rates as in effect on January 1, 2021.

(3)	Represents the value of pro rata portion of the target number of PSUs granted in 2019 and 2020 assuming that the named executive officer’s death occurred on December 31, 2020.
CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.
The median of the annual total compensation of all employees in our Company for 2020, except for our Chief Executive Officer, was $74,774. The total annualized compensation for our Chief Executive Officer for 2020 was $5,580,953. The
46	2021 PROXY STATEMENT

resulting 2020 ratio of annual total compensation of our Chief Executive officer to the median of the annual total compensation of all of our other employees is estimated to be 74.6:1.
We chose a measurement date of December 31, 2020 for identifying our median employee. We examined the annual base salary or base rate of pay of all our employees, excluding our Chief Executive Officer, who were employed by us on December 31, 2020. We included all U.S. and non-U.S. employees who worked full-time, part-time or as interns. The use of annual base salary or base rate of pay is a consistently applied compensation measure that we believe reasonably reflects the compensation for our employee population.
In the cases where a full-time or a regular scheduled part-time employee was employed on December 31, 2020, but was not employed by the Company for all of 2020, the base salary or base rate of pay was annualized. Regular scheduled part-time employees were not converted into full-time equivalents. Annual base salary or base rate of pay, as applicable, includes overtime, shift premium, vacation and paid sick time. The base salaries or base rates of pay of non-U.S. employees were converted into U.S. dollars using the Company’s internal year to date average exchange rates.
After identifying the median employee based on the above methodology, we calculated that individual’s total annual compensation using the same methodology set forth in the 2020 Summary Compensation Table in this proxy statement.
Equity Compensation Plan Information
The following table gives information, as of December 31, 2020, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The SIP and the 2017 Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,980,206(1)	$9.84(2)	12,405,315(3)
Equity compensation plans not approved by security holders	0	0	0
Total	4,980,206	$9.84	12,405,315
(1)
Represents the number of underlying shares of our Common Stock associated with outstanding options, RSUs and PSUs under stockholder approved plans and includes 1,328,856 stock options granted under the SIP, 844,475 stock options granted under the 2017 Plan, 1,841,139 RSUs granted under the 2017 Plan, and 965,736 PSUs granted under the 2017 Plan assuming performance at 100% of target.

(2)
Represents weighted-average exercise price of options outstanding under the SIP and the 2017 Plan and takes into account the reduction in option exercise prices of outstanding option awards by $1.80, the amount per share of a special dividend declared by our Board on December 14, 2020. See note (1) above with respect to restricted stock units granted under the 2017 Plan. The weighted-average exercise price does not take these awards into account.

(3)
Represents the number of underlying shares of our Common Stock authorized for issuance under future equity awards granted under the 2017 Plan, which reflects PSU performance at 100% of target. At maximum performance of 200% of target, the number of securities remaining available for future issuance under equity compensation plans would decrease to 11,439,579.

2021 PROXY STATEMENT	47

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. Our Board and the Compensation Committee expect to consider the voting results when making future compensation decisions.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program enables us to attract, retain, and motivate a high-performing executive management team that improves our fundamental financial performance and provides value to the Company and its stockholders.
We ask for your advisory vote on the following resolution:
“RESOLVED, that the stockholders hereby approve the compensation of PQ Group Holdings Inc. named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Generally, approval of any matter presented to stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on the matter. However, because this vote is advisory and non-binding there is no “required” vote that would constitute approval.
Your Board unanimously recommends that you vote “FOR” approval of this proposal.
48	2021 PROXY STATEMENT

AUDIT COMMITTEE MATTERS
Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of PQ’s accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission and the New York Stock Exchange, the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the New York Stock Exchange and PQ’s Corporate Governance Guidelines. Further, the Board has determined that one of our members (Ms. Ward) is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.
The Audit Committee met 5 times during fiscal 2020 with PQ’s management and PricewaterhouseCoopers LLP (“PwC”), PQ’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.
We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We have discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission and have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We discussed with management, the internal auditors and PwC PQ’s internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and their audit efforts.
We discussed and reviewed with PwC their communications required by the Standards of the PCAOB and, with and without management present, discussed and reviewed the results of PwC’s examination of PQ’s financial statements. We also discussed the results of the internal audit examinations with and without management present.
We reviewed the audited consolidated financial statements of PQ as of and for the fiscal year ended December 31, 2020 with Management and PwC. Management has the responsibility for the preparation of PQ’s financial statements, and PwC has the responsibility for the audit of those statements.
Based on these reviews and discussions with management and PwC, we approved the inclusion of PQ’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission. We also have selected PwC as the independent registered public accounting firm for the year ended December 31, 2021, subject to ratification by PQ’s stockholders.
Audit Committee
Susan Ward, Chairperson
Robert Coxon
Kyle Vann
2021 PROXY STATEMENT	49

Audit and Other Fees
The aggregate fees that PQ paid for professional services rendered by PwC for the fiscal year ended December 31, 2020 (fiscal 2020) and the fiscal year ended December 31, 2019 (fiscal 2019) were:
	Fiscal 2020	Fiscal 2019
Audit	$3,271,617	$3,271,617
Audit Related	$157,941	$1,140,960
Tax	$1,733,712	$1,475,056
All Other	$2,700	$2,700
Total	$5,165,940	$5,890,333
•
Audit fees were for professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the Securities and Exchange Commission.

•	Audit related fees were for audits and reviews not required under securities laws, as well as accounting consultations, compilations and other assurance-related services.
•	Tax fees were for professional services related to tax compliance and tax consulting services, including assistance with tax audits.
•	All other fees were for software license fees.
The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. Our policies prohibit PQ from engaging PwC to provide any non-audit services prohibited by applicable Securities and Exchange Commission rules. In addition, we evaluate whether PQ’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence and objectivity. After review of the non-audit services provided, we concluded that PwC’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. We are asking stockholders to ratify this appointment. PwC has served as our independent registered public accounting firm since 2015. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
The Board recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.
50	2021 PROXY STATEMENT

OTHER INFORMATION
Stockholder Proposals for the 2022 Annual Meeting
Our stockholders may submit a proposal to be considered for a vote at our 2022 annual meeting of stockholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
Under Rule 14a-8, a stockholder who intends to present a proposal at the 2022 annual meeting of stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than November 26, 2021. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at PQ Group Holdings Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355, Attn: Secretary.
In addition, a stockholder may nominate a director or present any other proposal at the 2022 annual meeting of stockholders by complying with the requirements set forth in Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our Bylaws by providing written notice of the nomination or proposal to our Secretary no earlier than December 31, 2021 and no later than January 30, 2022. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Bylaws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our Bylaws.
Annual Report on Form 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2020 is available without charge to each stockholder, upon written request to the Secretary at our principal executive offices at 300 Lindenwood Drive, Malvern, Pennsylvania 19355 and is also available by clicking “SEC Filings” in the Investors section of our website, www.pqcorp.com.
Stockholder Account Maintenance
Our transfer agent is American Stock Transfer and Trust Company, LLC (“AST”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer PQ stock and similar issues, can be handled by calling AST toll-free at (800) 937-5449 or by accessing AST’s website at www.astfinancial.com.
Householding of Proxy Materials
Like many other companies, brokers, banks, and nominee record holders, PQ participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and 2020 Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. Householding is permitted under rules adopted by the Securities and Exchange Commission as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Secretary at PQ Group Holdings Inc., 300 Lindenwood Drive, Malvern, Pennsylvania 19355 or call us at (610) 651-4400. If you receive multiple copies of our Proxy Statement and 2020 Annual Report at your household and wish to receive only one, please notify your broker or contact our Secretary.
2021 PROXY STATEMENT	51

Other Matters
At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.
52	2021 PROXY STATEMENT

Accelerating the Transition to a Greener Future

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300 Lindenwood Drive
Malvern, PA 19355-1740
(610) 651-4400

www.pqcorp.com

PQ Corporation

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 28, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2021 for shares held in the PQ Corporation Savings Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PQG2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 28, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 26, 2021 for shares held in the PQ Corporation Savings Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35959-P51114 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PQ GROUP HOLDINGS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Belgacem Chariag
02) Greg Brenneman
03) Johnny Ginns
04) Kyle Vann

The Board of Directors recommends you vote FOR the following Proposals 2 and 3:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid by PQ to its named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as PQ's independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date